Exhibit 99.2

EXPLANATORY NOTE

The following are audited historical financial statements and accompanying footnotes of Func Food Group Oyj ("Func Food") for the fiscal years ended December 31, 2018 and 2017. Celsius Holdings, Inc. ("the Company") did not have any responsibility in the preparation or approval of these financial statements.

These financial statements were prepared under International Financial Reporting Standards. Because Func Food meets the definition of a foreign business, no reconciliation to U.S. Generally Accepted Accounting Principles was performed, as permitted by Regulation S-X 3-05.

Func Food Group

REPORT OF THE BOARD OF DIRECTORS AND FINANCIAL STATEMENTS

For the period

01.01.2018 - 31.12.2018

The official financial statements of Func Food Group have been prepared in Finnish

In case of conflict between the Finnish and English versions the Finnish language version will prevail

Business ID	2592369-6
Domicile	Helsinki
Address	Mannerheimintie 105, 00280 Helsinki

Func Food Group

Financial statements	01.01.2018 - 31.12.2018

Func Food Group

Report of the Board of Directors

Tilikausi	1.1.2018 - 31.12.2018

Toimintaympäristö

Func Food Group markets and distributes nutritional supplements, super food products, beverages and clothing that support sport activities and healthy living in Finland and Sweden. The Group also started operations in Norway at the end of 2017. The operation is based on the sale of the FAST, CocoVi, Fitfarm, Celsius and Freddy brands.

The general financial situation of the financial year in Finland improved compared to the previous year, and the consumers’ trust in the economy was at a high level. The FAST and Fitfarm sports nutrition brands were still in leading positions in their product categories, although new competitors entered the market. Out of the nutritional supplements category, bars increased the most. CocoVi brand lost position in the superfoods category. Work to develop the Celsius beverage brand continued also in the Finnish market.

In Sweden, the economy and consumers’ trust also developed positively. Healthy living and sports trends supported the business operations of the Company. The strong growth of functional beverages recorded in recent years continued and Celsius retained its position in the category. New competitors and drink options continued to enter the marker, although the life time of several novelties has remained short. The sales of Celsius beverages developed in a positive manner, particularly during the first half of the year, but during second half sales decreased due to cycling of big launches from previous year. The sales of the FAST brand increased and bars gained steadily market position. Freddy’s operation was moved to a new party at end of the year, the Company will only focus on selling the remaining stock during year 2019.

Financial position and performance of the Company and the development of its operations

The Group’s key financial indicators have developed as shown in the following table (IFRS):

Key financial indicators	1.1.-31.12.2018	1.1.-31.12.2017	1.1.-31.12.2016
Revenue (EUR000)	33 027,8	40 085,3	39 965,3
Operating profit/loss (EUR000)	-14 520,8	-4 023,3	675,5
Operating profit, %	-44,0	-10,0	1,7
Return on equity, %*	na.	-72,6	-19,5
Equity ratio, %**	-27,1	9,9	20,6

*Profit for the year / equity (quarterly average during the financial year); not presented as both equity and profit for the year are negative

**Equity/(total assets - advances received)

Sales decline in Finland resulted from decreasing sales of CocoVi and FitFarm brands; in Sweden worse than expected success of new launches for Celsius brand, and cycling of succesful previous year launches. FAST brand’s sales decreased by 12 % and Celsius brand by 15 % vs previous year. One third of Celsius sales decline resulted from currency translation differences. Company’s decision to discontinue private label sales still affected somewhat to net revenue decline.

The Company’s operating profit decreased EUR 10.5 million vs previous year. Operating profit decreased mainly due to lower net revenue and impairment of EUR 7.7 million done in goodwill and partially in customer relationships

Func Food Group Oyj booked an impairment of EUR 18.5 million to subsidiary shares due to lowered management estimate for future profit expectations.

Going concern principle

The consolidated financial statements of Func Food Group Oyj have been prepared in accordance with the going concern principle. Group’s bond is due at 26th June 2019, but Group has been in event of default since 26th March 2019 due to non-payment of bond coupon interest. A standstill period has been agreed with bondholders to enable finalizing of on-going acquisitions negotiations with potential buyer. Ownership of the Group is expected to change as a result of the negotiations without remarkable effect on business operations. Both bondholders and shareholders are expected to benefit from the deal. However there is a risk that ownership restructuring and/or bond refinancing will not happen with standstill period. In both cases there will be a written procedure process with bondholders, where it is possible that the ownership of Group companies will change as a result of negotiations between shareholders and bondholders. Management estimates that in both cases going concern and financing for operations is valid, biggest change will happen in ownership of the Group. Management also estimates the business operations to continue as normal despite any ownership changes. Management sees that financial statements have been prepared in accordance with the going concern principle. Risks related to going concern have been described in section Assessment of operational risks and uncertainties.

Material events during the financial year

The bondholders of the Group approved changes to the bond terms on January 15 2018. The Group had proposed that Func Food Sweden Ab may convert up to 10.0 million euros of the originally 33.1 million, and at year-end 23.1 million euros of intra-group loan granted by Func Food Group Oyj into an equity instrument. The Group had also proposed that the planned bond repayment of 4.5 million euros can be omitted in September 2018. At the same time, the Group proposed an increase in the amount of permitted financial leasing debt and a permission to use recourse factoring arrangements with large retail customers, where the credit risk remains with the Group. The Group also proposed changes to the bond terms in relation to discontinuing the Freddy business operations and the possible merger of Finnish subsidiaries.

As a condition for the implementation of the changes, the Group arranged 3.0 million euros of additional funding from its shareholders between November 2017 and January 2018.

The Group arranged 0.8 million euros of additional funding from its shareholders at end of September and another 0.4 million euros of at the end of October.

The Group announced a reorganisation of business activities on February 19, 2018 and started co-operation negotiations for Func Food Finland Oy, which ended on March 12, 2018. As a result of the negotiations, the job duties of ten employees ended or changed, and the Group closed its office in Tampere at end of Q2 2018. The Group announced another reorganization of business activities on November 1, 2018. Func Food Group Oyj and Func Food Finland Oy started co-operation negotiations, which ended on November 20, 2018. As a result of the reorganization, the job duties of five employees ended or changed.

The Group has amended the distribution agreement with Freddy SPA to move the distribution to a new partner on 1 January 2019. Current inventory of Freddy Store AB will be sold until end of September 2019.

Impairment testing of goodwill, intangible assets and subsidiary shares was done in January to evaluate changed medium- and long-term outlook. Cash generating unit (CGU) Finland’s future outlook for Cocovi and FitFarm brands changed materially during Q4 2018. This together with continuing transformation of the overall Finnish portfolio has led to an impairment of 7.7 million euros in Finland CGU. Goodwill and Other Intangible Assets in consolidated statements have been adjusted correspondingly. Parent company’s holdings in Finnish subsidiaries were decreased by the same amount. The Group is constantly evaluating its outlook based on best estimates and how it reflects in the impairment testing.

Statement of financial position and funding

The total assets shown on Func Food Group’s balance sheet were EUR 48.8 million (EUR 65.8 million) at the end of the accounting period. The equity amounted to EUR -13.2 million (EUR 6.5 million).

In June 2015, Func Food Group issued a bond of EUR 38 million, which is its largest debt instrument. The bond’s maturity is four years, and it matures on 26.6.2019. The interest rate of the bond is a 3-month EURIBOR (of at least 0.0%) plus nine per cent. A repayment of 1.0 million euros was made in September 2016 and a repayment of 7.4 million euros in March 2017. More details on the bond’s terms and conditions are available on the Web at www.funcfood.com.

EUR 724,000 of company’s convertible loan issued in 2017 was subscribed in 2018 resulting in maximum EUR 3.0 million subscription.

The Company issued a new convertible loan during the financial year, which was offered for subscription to the shareholders of Func Food Group Oyj in relation to their share ownership. The maximum amount of the loan was resolved to be EUR 3,000,000. In connection with the loan, subscription rights were issued, which allow the subscription of the Company’s shares in certain situations. The subscription rights were offered to the subscribers of the convertible loan. Approximately EUR 1,200,000 of the loan was subscribed during 2018.

The below table shows how the number of shares in Func Food Group Oyj has increased over time.

	2017	2018
Shares at the beginning of the financial	31 396 564	31 396 564
Shares at the end of the financial	31 396 564	31 396 564
The shares have no par value.

Subordinated loans

Suomen Lisäravinne Oy, one of the Group companies, has one subordinated loan from outside the Group. The main terms and conditions of the loans are the following: no collateral has been set for the loan; any interest payable on the loan is subject to the stipulations of section 12 of the Limited Liability Companies Act; the recipient of the loan is entitled to repay the loan in full or in part if it satisfies the requirements of section 12 of the Limited Liability Companies Act on the repayment of the loan principal; otherwise the principal may be returned and interest paid only if the amount of the company’s unrestricted shareholders’ equity and the sum total of all subordinated loans at the time of repayment exceeds the amount of loss indicated in the balance sheet for the accounting period last ended or in any financial statements prepared thereafter.

The loan, with an equity of 49,666.67 euros, shall be due on 20.5.2020. Its interest rate is 7.0%. The loans have not accrued interest which has not been recorded as interest expense. Company repaid a capital loan of EUR 25,000.00 and its accrued interests at end of February 2018.

Convertible loans

Group’s parent company had at balance sheet day convertible loans with amount of EUR 10.7 million. Loan interest rate is 10 % p.a. and accrued interest is capitalized annually. Loans and accrued interest are due for repayment in 2012 and 2022. Loans include warrants giving right to subscribe maximum of 24.2 million Func Food Group Oyj shares if the loan terms are met. According to loan terms borrower has the right to prepay loans with 7 or 10 days notice period depending on lender. In case of company being sold the creditor has the right to convert part of the principal amount into shares of the borrower and the remaining part shall be repaid in cash.

Company structure and ownership

Func Food Group Oyj operates as the parent company of the Group and provides administrative services to its subsidiaries. As of 31.12.2018, the Group has six subsidiaries that are fully owned by Func Food Group Oyj. Func Food Group Oyj is owned by funds managed by Sentica Partners Oy, a Finnish private equity company, and by previous and current key persons in the Group and their investment companies. The Company has 31,396,564 shares of one class (as per 31.12.2018). All shares carry equal voting, dividend and capital rights. The shares are subject to redemption and consent clauses of the Articles of Association.

Administration and auditor

The members of the Board of Directors as per 31.12.2018:

Mika Uotila (Chairman of the Board)

Antti Keränen (Member)

Esko Lantto (Member)

Antti Pirinen (Member)

Andreas Celik (Member)

KPMG Oy Ab acts as the Company’s auditor, with Lotta Nurminen, APA, serving as the auditor in charge.

Significant resolutions of the shareholders’ meetings

Func Food Group Oyj’s Annual General Meeting was held in Tampere on 25.6.2018. The Meeting adopted the financial statements and discharged the Company’s accountables from liability for the financial year 1.1.-31.12.2017. The number of the members of the board was confirmed to be five and Mika Uotila, Antti Keränen, Antti Pirinen, Esko Lantto ja Andreas Celik shall continue as members of the board. The General Meeting resolved to appoint KPMG Oy Ab as the Group’s new auditor, who has appointed Lotta Nurminen, APA, as the auditor in charge.

Func Food Group Oyj’s extraordinary General Meeting was held in Helsinki on 21.09.2018. The General Meeting resolved to issue a convertible loan of up to EUR 3.0 million for subscription. The subscribers of the convertible loan were offered subscription rights, which allow the subscription of the Company shares in certain situations. EUR 1.2 million of the convertible loan was subscribed by the end of December 2018.

Personnel

During the financial year, the Group had an average of 68 (2017: 73) employees. The number of employees was affected by the restructurings done in Finland Sweden, and the co-operation negotiations related to those. The salaries and fees for the accounting period were EUR 3.8 (2017 3.7) million.

Research and development

The Group’s own product development is mostly outsourced to selected subcontractors. In addition, the Company’s own product development expertise has been strengthened over the year by adding human resources. The Company is also involved in consumer research, the costs of which are recognised as marketing expenses.

Environmental protection

In all of its activities, the Company seeks to find solutions that are environmentally sustainable and satisfy all regulatory requirements on environmental protection. In practice, however, as the Company is mainly a sales and marketing organisation, the bulk of activities conducive to environmental protection take place in the supplier chains that Func Food Group Oyj strives to actively monitor.

Assessment of operational risks and uncertainties

The Group has significant uncertainty factors relating to the continuity of its operations. Uncertainty relates to the Group’s financing and liquidity. Group’s bond is due at 26th June 2019, but Group has been in event of default since 26th March 2019 due to non-payment of bond coupon interest. A standstill period has been agreed with bondholders to enable finalizing of on-going acquisitions negotiations with potential buyer. However there is a risk that ownership restructuring and/or bond refinancing will not happen with standstill period. In both cases there will be a written procedure process with bondholders, where it is possible that the ownership of Group companies will change as a result of negotiations between shareholders and bondholders. In both cases there will be a written procedure process with bondholders, where it is possible that the ownership of Group companies will change as a result of negotiations between shareholders and bondholders. Many factors affect the end result of the process, incl. Company’s financial position, resulting in risk for going concern.

The main liquidity risks of the Group are related to the interest and repayment schedules and financing for liabilities, the periodic fluctuation of product sales during the year, the concentration of purchases for certain products in a few months during the year, and the amount of working capital needed. Group also has considerable amount of overdue accounts payables and due to tight liquidity payment plans have been and will be negotiated with suppliers.

The Company’s strategic risks are e.g. dependancy of certain customers with strong position in price negotiations. Other possible strategic risks are changes in competition in the markets and geographical areas company operates, and changes in customer preferences.

Current operational risks for the Group consist of the operation’s ability to generate more revenue in its main and emerging markets. Other operations risks are e.g. dependancy of skilled personnel, interference in supply chain and price fluctuations of raw material and other production factors.

The key objective of the Group’s financial risk management activities is to identify and measure the overall risk position resulting from the Group’s financial activities, and implement risk management measures ensuring that the overall financial risks do not exceed the Group’s risk-bearing capacity and risk-taking willingness. The interest rate risk of the Company is affected by the fact that most of the Group’s debt has a floating interest rate. The main liquidity risks of the Group are related to the interest and repayment schedules and financing for liabilities, the periodic fluctuation of product sales during the year, the concentration of purchases of certain products to a few months during the year, and the amount of working capital needed. In order to ensure liquidity, the Group uses trade receivable financing arrangements and constantly strives to improve working capital management by negotiating, for instance, sufficiently long payment terms with suppliers and by optimising the size of inventories. The Company has not used hedging instruments to manage its financing risks during the accounting period.

The Group has credit risks due to the concentration of sales to a few large retail chains, but the probability that the credit risk of these customers materialises is very small. The credit risk concentrations of other customers are minor due to the Group’s large number of small customers and the fact that the average amount due is small.

The Group operates internationally and therefore faces transaction risks arising from various currency positions and risks that arise when investments, receivables and liabilities in various currencies are translated into the parent company’s functional currency. The main currencies for the Group in terms of procurement are the US dollar (USD), the Swedish krona (SEK) and the British pound (GBP). Also, the SEK/EUR ratio has a major impact on the profit reported by the Group when receivables from and liabilities to the Swedish subsidiaries are translated into the parent company’s functional currency. The risk related to the SEK/EUR currency pair is increased partly by the fact that all of the Group’s external liabilities are euro-denominated, but a major part of its income is krona-denominated. So far the Group has not used hedging instruments to manage its currency risks, but it is actively investigating open foreign currency positions and related hedging needs and possibilities.

The Company has partial insurance coverage against interruptions in production. In addition, the Company has seeked protection against damages and accidents through e.g. product liability, operations liability, legal process, and property insurances.

Material events subsequent to the end of the financial year

People’s Choice AB has received penalty fee decision from Swedish tax office regarding incorrect 2016 tax form submission. Penalty fee is MEUR 0.4. People’s Choice has made an appeal to amend the penalty fee in to proportional level compared to the error. Decision is expected during Q1 2019 and appeal process will continue if needed. The fee has been fully accrued in tax expenses in Q4 result.

The Group started on December 20, 2018 a written procedure for waiving December 2018 bond coupon. Process was completed successfully on January 23, 2019 and amended terms including waiving the bond coupon retroactively became effective on the same date.

The company has been in event of default after non-payment of bond coupon interest at 26th March 2019. Standstill agreement has been made with bondholders, which enables to continue acquisitions negoations with potential buyers until agreed date. Date can be extended if needed. If the negotiations are not successful then bondholders will start a written procedure process during which shareholders and bondholders negotiate changes in ownership structure.

Outlook for future developments

The revenue of the Group is expected to increase moderately over the next accounting period, both in Finland and in Sweden. In addition, the business operations initiated in Norway are expected to provide a slight increase in revenue. The profit is also expected to improve compared to previous year.

Proposal of the Board of Directors for the distribution of profit

The parent company’s financial statements showed a loss of EUR 19.9 million. The Board of Directors proposes that no dividend be paid and that the loss for the period be credited to the retained earnings account.

Func Food Group

Consolidated statement of comprehensive income

EUR	Note	1.1.-31.12.2018	1.1.-31.12.2017
Revenue	1	33 027 794,89	40 085 345,26
Other operating income	2	218 721,56	74 955,28
Raw materials and consumables used	3	-24 499 662,43	-25 805 056,74
Employee benefits expense	4	-5 013 579,28	-4 908 893,25
Depreciation and amortisation	6	-3 795 616,55	-4 236 832,87
Impairments	6	-7 723 000,00	0,00
Other operating expenses	5,7,8	-6 735 503,50	-9 232 826,41
Operating profit		-14 520 845,31	-4 023 308,73
Financial income	9	2 010,97	74 559,43
Financial expenses	10	-4 509 370,19	-4 453 907,09
Profit before taxes		-19 028 204,53	-8 402 656,40
Income taxes	11	187 509,42	683 366,31
Profit for the year		-18 840 695,11	-7 719 290,09
Profit for the year		-18 840 695,11	-7 719 290,09

Distribution
To equity holders of the parent		-18 840 695,11	-7 719 290,09
To non-controlling interests
		-18 840 695,11	-7 719 290,09
Other comprehensive income
Items that may be recognised in profit or loss in the future
Profit for the financial year		-18 840 695,11	-7 719 290,09
Items of the comprehensive income statement
Translation differences		-918 553,96	-710 199,02
Total comprehensive income for the year		-19 759 249,07	-8 429 489,11

Distribution
To equity holders of the parent		-19 759 249,07	-8 429 489,11
To non-controlling interests
		-19 759 249,07	-8 429 489,11

Func Food Group

Consolidated statement of financial position

EUR	Note	31.12.2018	31.12.2017
ASSETS
Non-current assets
Property, plant and equipment	13,14	1 093 545,86	1 671 387,24
Goodwill	12	12 229 068,43	20 091 468,78
Other intangible assets	12	27 361 255,72	31 360 134,05
Osuudet osakkuus- ja yhteisyrityksissä
Other financial assets	16	1 875,00	1 875,00
Deferred tax assets	32	57 794,61	93 171,40
		40 743 539,62	53 218 036,47
Current assets
Inventories	17	5 846 536,06	8 771 274,20
Trade and other receivables	18,19	1 771 785,14	2 465 250,11
Tax assets based on taxable income for the period		22 059,52	22 931,18
Cash and cash equivalents	22	432 030,10	1 319 247,16
		8 072 410,83	12 578 702,65
Total assets		48 815 950,44	65 796 739,13

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital	23	80 000,00	80 000,00
Invested non-restricted equity reserve	23	30 047 093,00	30 047 093,00
Translation differences	23	-3 280 284,93	-2 361 730,97
Retained earnings	23	-40 090 028,53	-21 226 187,10
		-13 243 220,46	6 539 174,93
Total equity		-13 243 220,46	6 539 174,93

Appropriations and provisions		361 459,90	0,00

Non-current liabilities
Deferred tax liabilities	32	5 942 953,94	6 717 660,12
Financial liabilities	24	11 085 041,12	33 315 433,50
Other liabilities	24	5 685 343,43	5 693 187,49
		22 713 338,49	45 726 281,11
Current liabilities
Trade payables and other liabilities	31	9 159 513,67	8 546 817,61
Financial liabilities	24	29 824 858,85	4 984 465,49
		38 984 372,52	13 531 283,10
Total liabilities		61 697 711,01	59 257 564,20

Total equity and liabilities		48 815 950,45	65 796 739,13

Func Food Group

Consolidated statement of changes in equity

Equity attributable to equity holders of the parent

Invested non-
		restricted	Translation	Retained
EUR	Share capital	equity reserve	differences	earnings	Total	Total equity
Equity at 1 Jan 2017	80 000,00	30 043 701,00	-1 718 616,40	-13 439 068,56	14 966 016,04	14 966 016,04
Adjustment on the excise duties of previous accounting periods				0,00		0,00
Adjusted equity at 1 Jan 2017	80 000,00	30 043 701,00	-1 718 616,40	-13 439 068,56	14 966 016,04	14 966 016,04
Comprehensive income
Profit for the year				-7 719 290,09	-7 719 290,09	-7 719 290,09
Translation differences			-710 199,02		-710 199,02	-710 199,02
Total comprehensive income for the year			-710 199,02	-7 719 290,09	-8 429 489,11	-8 429 489,11
Other items affecting equity
Impact of equity share of convertible loans		3 392,00		-744,00	2 648,00	2 648,00
Transfer between items			67 084,45	-67 084,45	0,00
Total other items affecting equity		3 392,00	67 084,45	-67 828,45	2 648,00	2 648,00
Transactions with equity owners
Total transactions with equity owners	0,00	0,00	0,00	0,00	0,00	0,00
Equity on 31 Dec 2017	80 000,00	30 047 093,00	-2 361 730,97	-21 226 187,10	6 539 174,93	6 539 174,93

Invested non-
		restricted	Translation	Retained
EUR	Share capital	equity reserve	differences	earnings	Total	Total equity
Equity at 1 Jan 2018	80 000,00	30 047 093,00	-2 361 730,97	-21 226 187,10	6 539 174,93	6 539 174,93
IFRS9 application				-23 146,32	-23 146,32	-23 146,32
Adjusted equity at 1 Jan 2018	80 000,00	30 047 093,00	-2 361 730,97	-21 249 333,42	6 516 028,61	6 516 028,61
Comprehensive income
Profit for the year				-18 840 695,11	-18 840 695,11	-18 840 695,11
Translation differences			-918 553,96		-918 553,96	-918 553,96
Total comprehensive income for the year	0,00	0,00	-918 553,96	-18 840 695,11	-19 759 249,07	-19 759 249,07
Other items affecting equity
Total other items affecting equity	0,00	0,00	0,00	0,00	0,00	0,00
Transactions with equity owners
Total transactions with equity owners	0,00	0,00	0,00	0,00	0,00	0,00
Equity at 31 Dec 2018	80 000,00	30 047 093,00	-3 280 284,93	-40 090 028,53	-13 243 220,46	-13 243 220,46

Func Food Group

Consolidated statement of cash flows

EUR	Note	1.1.-31.12.2018	1.1.-31.12.2017
Cash flows from business operations
Profit for the period		-18 840 695,11	-7 719 290,09
Adjustments:
Depreciation according to plan	5	11 518 616,55	4 236 832,87
Unrealized exchange rate gains and losses		-227 235,31	102 746,00
Interest and other financial expenses	9	4 509 370,19	4 456 337,40
Interest income and other finance income	8	-2 010,97	-74 559,43
Taxes	10	-187 509,42	-683 366,31
Other adjustments		-415 754,47	-573 162,00
Cashflow before changes in working capital		-3 645 218,54	-254 461,55

Changes in working capital incl. changes in blocked accounts		3 691 842,41	8 700 007,38
Net cash flow from operating activities before interest and taxes		46 623,86	8 445 545,83

Interest paid		-2 221 012,20	-3 562 803,40
Interest received		2 010,97	74 559,00
Taxes paid			-122 392,49
Net cash flow from operating activities		-2 172 377,36	4 834 908,93

Cash flows used in investing activities
Acquisition of subsidiaries, net of cash acquired			-262 422,54
Investments in tangible and intangible fixed assets		-188 854,95	-52 919,72
Net cash flow from investing activities		-188 854,95	-315 342,26

Cash flows used in financing activities
Long-term loans drawn		1 924 407,87	3 775 592,13
Repayment of long-term loans		-25 000,00	-7 398 520,93
Repayment of short-term loans		-385 631,12	-305 857,25
Net cash flow from financing activities		1 513 776,75	-3 928 786,05

Change in cash and cash equivalents		-847 455,56	590 780,62
Cash and cash equivalents at beginning of year	21	1 319 247,16	735 068,21
Net foreign exchange difference		-39 761,50	-6 601,67
Cash and cash equivalents at end of year	21	432 030,10	1 319 247,16

Func Food Group

Accounting policies applied in the preparation of consolidated financial statements

The consolidated financial statements have been prepared in compliance with the International Financial Reporting Standards (IFRS), observing the IAS and IFRS standards as well as SIC and IFRIC interpretations valid on 31.12.2018. International Financial Reporting Standards refer to the standards and their interpretations approved for application in the EU in accordance with the procedure stipulated in EU regulation (EU) no. 1606/2002 and embodied in Finnish accounting legislation and the statutes enacted under it. The notes to the consolidated financial statements also comply with the Finnish accounting and corporate legislation, complementing the IFRS regulations.

The consolidated financial statements of Func Food Group Oyj have been prepared in accordance with the going concern principle. Group’s bond is due at 26th June 2019, but Group has been in event of default since 26th March 2019 due to non-payment of bond coupon interest. A standstill period has been agreed with bondholders to enable finalizing of on-going acquisitions negotiations with potential buyer. Ownership of the Group is expected to change as a result of the negotiations without remarkable effect on business operations. Both bondholders and shareholders are expected to benefit from the deal. However there is a risk that ownership restructuring and/or bond refinancing will not happen with standstill period. In both cases there will be a written procedure process with bondholders, where it is possible that the ownership of Group companies will change as a result of negotiations between shareholders and bondholders. Management estimates that in both cases going concern and financing for operations is valid, biggest change will happen in ownership of the Group. Management also estimates the business operations to continue as normal despite any ownership changes. Group also has considerable amount of overdue accounts payables and due to tight liquidity payment plans have been and will be negotiated with suppliers. Management sees that financial statements have been prepared in accordance with the going concern principle.

The consolidated financial statements have been prepared for the accounting period of 12 months from 1.1.2018 to 31.12.2018. On 28.4.2019, the Board of Directors of Func Food Group Oyj authorised the publication of the consolidated financial statements. According to the Finnish Limited Liability Companies Act, the Annual General Meeting of Shareholders is entitled to adopt, or reject the financial statements after their publication.

Subsidiaries

The consolidated financial statements include the parent company Func Food Group Oyj and its subsidiaries. Subsidiaries refer to companies in which the Group has control. The criteria for control are fulfilled when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

Mutual holdings in the Group are eliminated using the purchase method. Purchase consideration and the individualised assets and liabilities of the acquired entity are recognised at their fair value at the acquisition date. The costs related to the acquisition, with the exception of costs arising from the issue of equity or debt securities, are recorded as expenses. The purchase consideration does not include business operations that are treated separately from the acquisition. They are usually recognised in profit or loss. Any additional contingent purchase price is measured at fair value at the time of acquisition and is classified as a liability. Additional purchase price classified as a liability is measured at fair value at the end of the reporting period, and the resulting gains or losses are recognised in profit or loss. Additional purchase price classified as equity will not be re-measured. Any non-controlling interests in the acquired entity are measured either at fair value or at the proportionate share of non-controlling interests in the acquired entity’s net identifiable assets. The principle applied in measurement is specified separately for each acquisition. The treatment of goodwill generated in conjunction with subsidiary acquisitions is described in the section “Goodwill”.

Acquired subsidiaries are consolidated from the time when the Group gained control, and divested subsidiaries until the time when control ceased. All intra-group transactions, receivables, debts, and unrealised profits, as well as internal distribution of profits are eliminated when the consolidated financial statements are prepared. Profit or loss and all items of comprehensive income are attributable to the owners of the parent and the non-controlling interests even if the share attributable to non-controlling interest would be negative as a result. Changes in the parent’s shareholding in the subsidiary which do not lead to loss of control are treated as equity-related transactions.

Use of estimates in the financial statements

When financial statements are prepared in accordance with International Financial Reporting Standards, the Group’s management must make, in its sole discretion, estimates and assumptions that affect the amounts of assets and liabilities presented in the financial statements, the reporting of contingent assets and liabilities, and the amount of income and expenses. The management may also be required to use its discretion in the application of the accounting principles. The estimates are mainly related to the allocation of assets to clients, brands and goodwill subsequent to business acquisitions, impairment testing and related forecasts on the growth of business and development of the operating environment, the merchantability of inventories and the value of trade receivables, the recognition and measurement of provisions, and future tax liabilities and benefits. There are uncertainties related to the operating environment which may prevent the estimates from coming true. The main uncertainties concern the future development of consumers’ purchase patterns and preferences, the changes in various product categories and related competitive situation, and the possibilities of extending the company’s operation to other products and new markets.

Associated companies and joint arrangements

There were no associated companies or joint ventures in the Group during the accounting periods of 2017-2018.

Translation of foreign currency items

Figures indicating the performance and financial position of the Group entities are specified in the currency of the economic operating environment in which the entity primarily operates (functional currency). The consolidated financial statements are presented in euros, which is the parent company’s functional and presentation currency.

Foreign currency transactions

Any transactions in foreign currencies have been recognised in the functional currency using the exchange rate in effect on the transaction date. In practice, it is customary to use a rate that is close enough to the transaction day rate. Monetary foreign currency items are translated into the functional currency using the rates prevailing at the end of the reporting period. Non-monetary foreign currency items measured at their fair value are translated into the functional currency using the rates prevailing at the date when the fair value was determined. In other respects non-monetary items are measured at the rates prevailing at the transaction date.

Exchange rate gains and losses arising from foreign-currency transactions and the translation of monetary items are recognised in profit or loss. Exchange rate gains and losses on business transactions are included in the respective items above operating profit. Exchange rate gains and losses on loans denoted in foreign currencies are included in finance income and expenses, except for gains and losses arising from loans which de facto are part of the Group’s net investment in the foreign entity. These exchange differences are recognised in other comprehensive income items and the cumulative amount of the exchange differences is presented as a separate equity item until the foreign operation is partially or totally disposed of.

Translation of the financial statements of foreign Group companies

The income and expense items in the comprehensive income statements and separate income statements of foreign Group companies have been translated into euros at the average exchange rate of the month. All assets and liabilities of foreign Group companies are translated into euros using the exchange rates of the last day of the year. Differences that arise from translating income and expense using average rates and assets and liabilities using the rate of the ending date are recognised in equity, as translation differences in other comprehensive income. Income-related items are not translated using the exchange rate of the day they were materialized. Translation differences arising from the elimination of the acquisition price of foreign subsidiaries and from the translation differences in equity items since the acquisition date, as well as the change in the spot value of a currency forward that hedges net investments are recognised in other comprehensive income. When a subsidiary is sold wholly or partially, translation differences are recognised in the gain or loss on sale.

Goodwill and fair value adjustments to the carrying value of the assets and liabilities arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity. They are translated into euro at the closing rate.

Property, plant and equipment

Property, plant and equipment are recognised at acquisition cost less accumulated depreciation and impairment losses.

The cost includes expenditure that is directly attributable to the acquisition of the item of PPE. The cost for self-constructed assets include material costs, directly attributable employee benefit costs and other direct costs arising from making the item complete for its intended purpose. Borrowing costs immediately arising from the acquisition, construction or manufacture of qualifying fixed assets are capitalised as part of the asset’s acquisition cost.

In the event that an item of PPE comprises several components with different useful lives, each component is recognised as a separate item. Any replacement costs are capitalised and the remaining carrying value at the date of replacement is derecognised.

Costs incurred subsequently to add to, replace part of or service an item of PPE are included in the item’s carrying value only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. Costs of servicing, i.e. repair and maintenance costs, are recognised in profit or loss as incurred.

Items are depreciated over their useful lives using the straight-line method. Estimated useful lives are as follows:

Machinery and equipment	3-10 years
Motor vehicles	3-10 years

The item’s residual value, useful life and depreciation method are reviewed at least at the end of each reporting period and adjusted, when necessary, to reflect changes in expected economic benefits.

Depreciation of an item of PPE begins when it is available for use, i.e. when it is in the location and condition necessary for it to be capable of operating in the manner intended by management. Depreciation will cease when an item of PPE is classified as held for sale (or included in a disposal group held for sale) in accordance with IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”.

Gains and losses arising from the decommissioning and sale of property, plant and equipment are recognised in profit or loss under other operating income or expenses. The gain or loss on sale is defined as the difference between the selling price and the remaining acquisition cost.

Government grants

The Group has not received government grants during the financial years 2017 and 2018.

Intangible assets

Goodwill

controlling interests in the acquired entity and the purchaser’s previously held share in the entity exceed the fair value of the net assets acquired.

Goodwill is not amortised but tested for impairment annually and whenever there is an indication of impairment. For this purpose, goodwill is allocated to cash generating units. Goodwill is recognised at historical cost less accumulated impairment losses.

Research and development

Research costs are recognised as expenses in profit or loss. The Group has no capitalised development costs in 2017-2018.

Depreciation will start when the asset is available for use. An asset that is not yet available for use is tested annually for impairment. Capitalised development costs are recognised at historical cost less depreciation and impairment. The useful life of capitalised development costs is 3 to 10 years, during which time the capitalised expenditure will be recognised as expenses by straight-line depreciation.

Other intangible assets

Intangible assets are initially recognised at cost if the cost of the item can be measured reliably and it is likely that expected future economic benefits associated with the asset will flow to the Group.

Intangible assets with a limited useful life are recognised as an expense using straight-line depreciation during their known or estimated useful life. Intangible assets which have an indefinite useful life are not amortised but tested annually for impairment. The Group has brands with an indefinite estimated useful life.

The depreciation of intangible assets with a definite useful life are as follows:

Customer contracts and related customer relationships	5 to 10 years
Brands	10 to 20 years

The Group has depreciable brands and those with an indefinite estimated useful life. The high recognition of certain brands and conducted market research support the view of management that those brands will affect cash flow generation for an indefinite period of time.

The item’s residual value, useful life and depreciation method are reviewed at least at the end of each reporting period and adjusted, when necessary, to reflect changes in expected economic benefits.

Depreciation of an intangible asset begins when it is available for use, i.e. when it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation will cease when an intangible asset is classified as held for sale (or included in a disposal group held for sale) in accordance with IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”.

Inventories

Inventories are measured at the lower of cost or net realisable value. Cost is determined using the first-in first-out (FIFO) method. The cost of an acquired asset comprises all costs of purchase including transport, handling and other direct expenses. The cost of self-produced finished goods and work in progress comprises raw materials, direct labour expenses, other direct expenses, and a systematically allocated share of fixed and variable production overheads based on the normal capacity of the production facilities. Cost excludes borrowing costs. The net realisable value is the sales price expected to be received on them in the normal course of business less the estimated costs necessary to bring the product to completion and the costs of selling.

Leases

The Group as lessee

Leases of property, plant and equipment (PPE) where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Items acquired under finance leases are recognised, when the lease commences, in the statement of financial position at the lower of the fair value of the leased asset measured at the lease date and the present value of the minimum lease payment. Items acquired under finance leases are depreciated over the shorter of the asset’s useful life and the lease term. Lease payments are divided into finance expenses and debt amortisation during the lease period, so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. Variable leases are recognised as expenses during the periods in which they are incurred. Leasing commitments are included in financial liabilities.

Leases where the lessor retains a substantial part of the risks and benefits of ownership are treated as other leases. Payments made under other lease agreements are recognised as expenses in profit or loss on a straight-line basis over the duration of the lease period. Incentives received are deducted from the paid lease payments on the basis of the time pattern of the benefit.

Arrangements which may contain a lease

At the outset of the arrangement the Group assesses, on the basis of the substance of the agreement, whether the arrangement is a lease or whether it contains a lease. A lease is considered to exist if the following conditions are met:

-	Fulfilment of the arrangement is dependent on the use of a specific asset or assets; and

-	The arrangement conveys a right to use the asset.

If the arrangement includes a lease, the agreement will be governed by the provisions of IAS 17, “Leases”. Other factors in the arrangement will be governed by the provisions of applicable IFRS standards.

Impairment of tangible and intangible assets

At the end of each reporting period, the Group makes an assessment of whether there are any indications of asset impairment. If any such indications exist the recoverable amount of the respective asset is measured. Regardless of any indications of impairment the recoverable amount is also measured annually for the following items: goodwill, intangible assets (brands) with indefinite useful lives, and intangible assets under construction. Goodwill is tested for impairment annually and whenever there is an indication that the unit may be impaired. The need for impairment is reviewed at the level of a cash-generating unit, defined as the lowest level of unit that is mainly independent of other units and whose cash flows are separable from and largely independent of the cash flows of other similar units. A cash-generating unit represents the lowest level within the Group at which the goodwill is monitored for internal management purposes. Assets that are common to the entire Group, serve several cash-generating units and do not generate a separate cash flow, are allocated to cash-generating units in a reasonable and coherent manner and are tested as part of each cash-generating unit. As a result of the acquisitions carried out in 2014 and 2015, the Group has specified two separate cash generating units, CGU Finland and CGU Sweden. The carrying values of these cash generating units were tested by means of test calculations. The Group also separately tests the carrying values of intangible assets with indefinite useful lives. Impairment tests for the cash generating units is carried out by using the Discounted Cash Flow method and for intangible assets with an indefinite useful life by using the Relief from Royalty method. The tests are in line with the executive management’s views on the future development of business and the operating enviroment, as well as the specified discount rate. Sensitivity analyses are carried out in connection with impairment tests. The nature of the Group’s intangible assets and carrying amounts are presented on page 18. The impairment tests are presented on page 18-19.

The recoverable amount is the fair value of the asset less the costs incurred by the sale or the value-in-use, whichever is greater. Value-in-use refers to the expected discounted future net cash flow to be derived from the cash-generating unit. The discount rate is a post-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss is recorded when the carrying value of an asset is greater than its recoverable amount. Impairment is recognised immediately in profit or loss. Impairment losses attributable to a cash-generating unit are used for deducting first the goodwill allocated to the cash-generating unit and, thereafter, the other assets of the unit on an equal basis. The useful life of an asset subject to depreciation is reassessed when the impairment loss is recognised. An impairment loss recognised for an asset other than goodwill is reversed if there has been a change in the estimates used to determine the asset’s recoverable amount. However, the reversal of an impairment loss shall not exceed the carrying amount of the asset had no impairment loss been recognised. An impairment loss recorded for goodwill cannot be reversed under any circumstances.

Pension plans

Pension security for the Group’s personnel is provided through arrangements with external insurance companies and the pension costs are recognised as an expense in the year they are incurred. The Group uses only defined contribution plans in which the annual pension insurance contribution paid by the company is also the final expense.

Provisions and contingent liabilities

A provision is recognised when the Group has a legal or actual obligation as the result of a past event, it is likely that the payment obligation will be realised and the magnitude of the obligation can be reliably estimated. Provisions are measured at the present value of the expenditure required to settle the obligation. The discount rate used to determine the present value reflects current market assessments of the time value of money at the time of review and the risks involved in the obligation. If a reimbursement can be obtained from a third party for part of the obligation, the reimbursement is treated as a separate asset when the reimbursement is practically certain. Provision amounts are assessed at each reporting date and adjusted to correspond with the best estimate at the time of review. Any adjustments to provisions are recorded in the income statement under the same item where the provision was originally recorded. Increase in provisions due to the passage of time is recognised as an interest expense.

A contingent liability is an obligation that may arise as a result of earlier events and whose existence will be confirmed only if an uncertain event outside the control of the Group is realized. A contingent liability can also be viewed as an existing payment obligation which probably does not require fulfilment or whose magnitude cannot be reliably determined. Contingent liabilities are disclosed in the Notes.

Income taxes for the year and deferred taxes

The tax expense for the period comprises current and deferred tax. Tax is recognised in profit or loss, except when it directly relates to items recognised in other comprehensive income or in equity. In such cases, tax is also recognised in the relevant items. Current tax is determined for the taxable profit for the period according to the tax rate that has been enacted or substantively enacted in each country by the date of the financial statements. Tax receivable and liability related to the taxes for the period are netted if and only when the Group has a legally enforceable right to offset the tax items and the Group will either effect the tax payment on a net basis or realize the tax receivable and pay the tax liability simultaneously.

Deferred taxes are calculated from temporary differences between the carrying value and the taxable amount. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill or if they arise from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable income.

Deferred income tax liabilities are recognised for investments made in subsidiaries, associates and joint ventures, except when the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Major temporary differences in the Group arise from the depreciation of property, plant and equipment, unused tax losses, and the adjustments to fair value during the acquisition of business operations.

Deferred taxes are calculated using the tax rate or tax rates which have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. However, a deferred income tax asset is not recognised if it arises from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable income. Recognition of deferred tax assets is always assessed at the end of each reporting period.

Deferred income tax assets and liabilities are offset in the Group if and only when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax asset and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to set off deferred income tax assets and liabilities or realize the tax receivable and pay the tax liability simultaneously over such future period during which a significant amount of deferred income tax liabilities are expected to be paid or a significant amount of deferred income tax assets are expected to be deducted.

Revenue recognition

Func Food Group sells fitness and lifestyle supporting nutrition, superfoods, energy drinks and clothing in Finland, Sweden and Norway. Group has also small amount of export main to Estonia, which is shown under Finland. Revenue is recognised on the value that the group expects to receive against the delivered products. Group’s revenue mainly consists of sales central corporations. Revenue recognised when the ownership is changed to the central corporation, which then controls and receives the benefits related to the products. Recognised revenue takes into consideration compensations like discounts. Ownership of the product is generally considered to transfer after delivery.

Goods and services sold

Revenue from the sale of goods is recognised when the major risks, rewards and actual control incidental to ownership of the goods have been transferred to the buyer. This occurs normally at the time of transfer of the goods in accordance with the contract terms and conditions.

Interest and dividends

Interest income is recognised using the effective interest method and dividend income is recognised when right to dividends has been established.

Financial derivatives

Derivative contracts are initially carried at fair value at the date on which the Group became a party to the contract, and are subsequently measured at fair value. A change in the fair value of hedging instruments is immediately recognised in profit or loss under finance income and expenses. The Group does not have any derivative contracts.

Financial assets and liabilities

Financial assets

The Group classifies its financial assets in the following categories: financial assets recognised at fair value through profit or loss, held-to-maturity investments, loans and receivables, and available-for-sale financial assets. The classification of financial assets takes place at initial recognition and depends on the purpose for which the financial assets were acquired.

Transaction costs are included in the original carrying value for all financial assets not carried at fair value through profit or loss. Transaction costs related to financial assets carried at fair value through profit or loss are recognised immediately in profit or loss. All purchases and sales of financial assets are recognised on the trade date, being the date when the Group commits to purchase or sell the asset.

Financial assets are derecognised from the balance sheet when the Group has lost the contractual right to the cash flows or when the Group has transferred a substantial portion of the risks and income outside the Group.

Financial assets at amortised costs - category includes financial assets that are held until due date to collect contractual cashflows. Cashflow for these items include only capital and accrued interests. Trade receivables and other receivables, which are not derivative contracts, are classified under financial assets at amortised costs. Book value and fair value for short-term trade receivables and other receivables are considered as the same. Trade receivables and othe receivables are presented in balance sheet as short-term assets if they mature within next 12 months from the balance sheet day. After original valuation these financial assets are amortised at costs based on effective intererest method and deducting possible impairment.

Group recognises accrual for estimated credit losses as deducting the financial assets amortised at costs. Estimated credit losses are shown in other operating expenses. Impairment losses are also recognised in other operating expenses. Estimated credit losses for trade receivables are evaluated by a simplified method in IFRS 9. Credit losses are recognised as amount that acknowledges the whole period of validity for expected losses. Estimated credit losses are valued based on historical information of actual credit losses and the model also takes into consideration all information available for future financial situation.

Group recognises impairment of receivables if there is objective proof of customer’s financial troubles or payments are overdue. Proof includes debtor’s considerable financial troubles, probability of bankcrupcy, delay of payments for over 90 days. If there exists such proof, then the recognised impairment is calculated as difference between the book value of receivables and net present value of effective interest rate discounted future cashflows. If the value of impairment decreases in a later period and the reduction can be objectively seen as change for the original recognition, then the recognised loss will be reserved.

Financial assets recognised at fair value through profit or loss -category includes financial assets acquired to be held for trading or designated as such at inception (“fair value option”). Financial assets acquired to be held are acquired mainly for profit-making in short-term or long-term, and they are presented in either short-term or long-term financial assets.

Fair value changes resulting in realised and unrealised profit of loss will be recognised. If the investments don’t have listed values, then group will apply various valuation methods. Unlisted shares will be valued at purchase price or any other lower transfer price. Group does not have at balance sheet day any financial assets recognised at fair value.

The fair value determination principles for financial assets are presented on pages 30-31 under “Fair value of financial assets and liabilities”.

Cash and cash equivalents

Financial assets consist of cash on hand, bank deposits available for withdrawal on demand, and other highly liquid short-term investments.

Impairment of financial assets

At the end of each reporting period, the Group evaluates whether there is objective evidence of impairment with regard to an individual financial asset or a group of financial assets. A financial asset or group of financial assets are impaired only if there is objective evidence of impairment as a result of one or more events that occurred after the recognition of the asset.

If the fair value of an equity investment classified as an available-for-sale financial asset is significantly below the acquisition cost over a period of time determined by the Group, this indicates an impairment of the investment. If there is proof of impairment, the loss in the fair value reserve is transferred into an item recognizable in profit or loss. Impairment losses on shares classified as available-for-sale financial assets are not reversed in profit or loss, as is the case with impairment losses recognised on fixed-income instruments that are subsequently reversed.

Objective evidence of the impairment of loans and other receivables, such as trade receivables, as well as investments held to maturity, include significant financial difficulties on the part of a debtor, the likelihood of bankruptcy, payment default or a payment delay exceeding 90 days. If there is such evidence, the impairment loss recognised in profit or loss is the difference measured between the carrying value and the present value of estimated future cash flows discounted at the effective interest rate. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the recognised loss shall be reversed in profit or loss.

Financial liabilities and borrowing costs

Financial liabilities are initially recognised at fair value. Financial liabilities are subsequently, with the exception of derivative contract liabilities, carried at amortised cost using the effective interest method. Transaction costs associated with financial liabilities are included in the initial measurement at fair value. Transaction costs related to derivatives are recognised as an immediate expense. Financial liabilities are included in non-current and current liabilities. Financial liabilities are classified as current if the Group has no unconditional right to postpone repayment of the debt for at least 12 months from end of the reporting period. Derivative financial liabilities that are subject to hedge accounting are classified according to the hedged item.

Credit fees related to loan commitments are handled as transaction costs to the extent that it is probable that the entire loan commitment or part thereof will be drawn. The fee is then recognised on the balance sheet until the loan is drawn. In connection with the drawdown, the credit fee related to loan commitments is recognised as part of the transaction costs. To the extent that it is probable that the loan commitment will not be drawn, the credit fee is recognised as a prepaid expense in respect of the liquidity-related services and is accrued for the period of the loan commitment.

Borrowing costs directly attributable to the acquisition, construction or manufacture of an asset satisfying general and specific conditions are capitalised as a part of the cost of the said asset when it is likely that these will generate future economic benefits and when the costs can be measured reliably. Capitalisation ceases when the asset is substantially ready for the intended use or sale. Other borrowing costs are recognised as an expense in the period in which they are incurred.

The fair value of the outstanding debt of a convertible loan is determined using the market rate of a corresponding liability at the time of issue. The outstanding debt is amortised at cost until it is extinguished by converting the loan into shares or through repayment. The residue of the received amount, or the share of shareholders’ equity less related taxes, has been recognised in the invested non-restricted equity reserve.

The fair value determination principles for all financial liabilities are presented on pages 30-31 under “Fair value of financial assets and liabilities”.

Equity

The Group classifies the instruments it has issued in either equity or liabilities (financial liabilities) based on their nature. An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Expenses related to the issuance or acquisition of equity instruments are presented as a deduction from equity. If the Company repurchases any equity instruments, the acquisition cost of such instruments is deducted from equity.

Operating profit

The IAS 1 standard, “Presentation of financial statements”, does not define the concept of operating profit. The Group has defined it as follows: Operating profit is the net amount derived by adding to revenue other operating income, less used materials and goods adjusted with the change in inventories of finished goods and work in progress as well as expenses from production for own use, less costs from employee benefits, depreciation and possible impairment losses, and other operating expenses. All other items of the income statement are presented below operating profit. Exchange differences and changes in the fair values of derivatives are included in operating profit, provided that they arise from items related to business operations. Otherwise, they are recognised in financial items.

New standards implemented IFRS 9 ja IFRS 15

IFRS, financial instruments, has been implemented 1st January 2018. In accordance with IFRS9 transition rule comparison numbers have not been adjusted. In Func Food Group standard mostly affects modelling of estimated future credit losses and the impairments related to those. Group has done in financial year 2018 credit loss accrual as % of revenue. Percentage has been calculated as average of actuals from several previous financial periods.

IFRS, revenue from contracts with customers, has been implemented 1st January 2018. Standard did not significantly change the principles of identifying customer contracts, performance obligations, defining contract prices and revenue recognition under performance obligation. Standard did not have significant effect on financial accounts. Standard has been implemented retroactively from the beginning of comparison period. The Group continues to report its revenue by brand and by country of operation.

New standards and interpretations not yet adopted

The International Accounting Standards Board (IASB) has announced the following new or amended standards and interpretations, which the Group has not yet adopted. The Group will apply each standard and interpretation as of its effective date or, if the effective date is some other date than the first day of the accounting period, as of the beginning of the accounting period following the effective date.

IFRS 16, “Leases”: According to IFRS 16, all leases are presented in the lessee’s statement of financial position. The lessee shall recognise a user right item in the statement of financial position based on its right to use the relevant asset, as well as a lease liability based on the obligation to pay lease payments. The standard includes current agreements and voluntary reliefs prepared for low value items. The Group has done a preliminary assessment of the IFRS 16 standard’s impacts on the financial statements, EBITDA effect is EUR 0.1 million and leases shown in balance sheet amount to EUR 0.2 million. One impact is that the Group shall recognise new financial assets and liabilities in the statement of finacial position, which are mainly facilities with the existing leases. In addition, the nature of the costs related to such leases shall change, because the leases cost is replaced with the depreciation of the item and the interest expense caused by the lease liability, which shall be reported as part of finance liabilities. The standard is effective for accounting periods beginning on or after 1.1.2019.

There are no other IFRS standards or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

Func Food Group

Notes on the Group

1. Segment reporting

Func Food Group has only one operating segment because from the point of view of the Company’s business model, the nature of its operations, and its administrative structure the business is lead and the profitability is followed as one entity.

Revenue by market area

	2018	2017
Finland	11 000 572,40	14 281 041,02
Sweden	21 163 277,42	24 747 493,46
Others	863 945,07	1 056 810,78
Total	33 027 794,89	40 085 345,26

Revenue by brand

Revenue is presented according to the customer’s home country. In 2018 the Group had four (4) and in 2017 four (4) major customers accounting for more than 10% of the entire Group’s revenue.

	2018	2017
Fast	8 909 190,50	10 170 808,69
Celsius	19 624 562,56	23 045 680,01
Others	4 494 041,84	6 868 856,56
Total	33 027 794,89	40 085 345,26

Revenue by customer

Revenue is presented according to the customer’s home country. In 2018 the Group had four (4) and in 2017 four (4) major customers accounting for more than 10% of the entire Group’s revenue.

	2018	2017
Customer A	7 028 873,59	9 192 157,07
Customer B	4 108 061,26	5 921 556,43
Customer C	3 818 607,35	5 610 158,04
Customer D	3 815 737,04	4 321 269,11
Total	18 771 279,23	25 045 140,65

Group applies IFRS 15 standard’s exemption of not needing to disclose performance obligation if the impending duration is maximum one year.

Non-current assets and goodwill*

	2018	2017
Finland	11 380 719,89	13 772 428,95
Sweden	17 074 081,69	19 259 092,34
Goodwill	12 229 068,43	20 091 468,78
Total	40 683 870,01	53 122 990,07

* Excluding financial instruments and deferred tax assets. Assets and investments are allocated according to the country involved. Goodwill is allocated to cash-generating units. The principles for allocating goodwill have been described in Annex 11.

2. Other operating income

	2018	2017
Insurance compensations	17 227,29	250,11
Profit from sales of tangible fixed assets	207 299,87	27 943,43
Income due to unrealized additional purchase prices	0,00	-76 702,04
Other income	-5 805,61	123 463,78
Total	218 721,56	74 955,28

3. Raw materials and consumables used

	2018	2017
Purchases during the financial year	-22 347 632,80	-26 228 399,63
Change in inventory of raw materials and consumables	81 819,31	2 714 829,89
Other external services	-2 233 848,95	-2 291 487,00
	-24 499 662,43	-25 805 056,74

4. Employee benefits expense

	2018	2017
Wages and salaries	3 808 633,63	3 744 838,94
Other social security expenses	1 204 945,65	1 164 054,31
Total	5 013 579,28	4 908 893,25

More information on the employee benefits of managers classified as related parties can be found on page 33 under “Related party transactions”.

During the financial year, the Group had an average of 41 (73) permanent employees. At the end of the year, the number of personnel was 40 (72).

5. Research and development

Research and development costs recognised as an expense totalled EUR 31,052.13 in 2018 (EUR 17,795.61 in 2017).

6. Depreciation and amortisation

	2018	2017
Depreciation by asset type:
Intangible assets:
Intangible rights	2 851 871,08	3 014 565,85
Property, plant and equipment:
Machinery and equipment	943 745,46	1 222 267,02
Total	3 795 616,55	4 236 832,87

	2018	2017
Impairment by asset type:
Intangible assets:
Goodwill	7 349 100,00	0,00
Customer relationships	373 900,00	0,00
Total	7 723 000,00	0,00

	2018	2017
Total depreciation, amortisation and impairment by asset type:
Intangible assets:
Intangible rights	2 851 871,08	3 014 565,85
Goodwill	7 349 100,00	0,00
Customer relationships	373 900,00	0,00
Property, plant and equipment:
Machinery and equipment	943 745,46	1 222 267,02
Total	11 518 616,55	4 236 832,87

7. Other operating expenses

	2018	2017
Rental expenses	-56 968,72	1 154 169,24
External services	528 325,95	1 364 137,31
Other expense items	6 264 146,27	6 714 519,86
Total	6 735 503,50	9 232 826,41

8. Auditor’s fees

	2018	2017
KPMG
Audit	77 000,00	44 037,49
Other services, tax advisory	29 898,00
Total	106 898,00	44 037,49

9. Finance income

	2018	2017
Interest income	130,97	6 583,87
Exchange rate gains for financial liabilities measured at amortised cost	1 880,00	67 975,56
Total	2 010,97	74 559,43

Exchange differences have been recognised under other operating expenses and other operating income in the income statement. Exchange differences recognised through profit and loss totalled EUR -506 843,42 in 2018 (EUR 374 in 2017).

10. Finance costs

	2018	2017
Exchange rate losses	253 781,16	201 692,63
Interest expense for finance lease liabilities	9 378,80	-3 477,00
Interest expense for other financial liabilities	3 750 286,29	3 744 931,03
Other finance costs	495 923,94	510 760,43
Total	4 509 370,19	4 453 907,09

11. Income taxes

	2018	2017
Taxes for previous years	-396 846,64	-617,21
Deferred taxes	584 356,06	683 983,52
Total	187 509,42	683 366,31

Reconciliation of the tax expense in the income statement and taxes calculated at the 20% tax rate of the Group’s domicile country:

	2018	2017
Profit before taxes	-19 028 204,53	-8 402 656,40
Tax on the Group’s profit before taxes based on the Finnish tax rate	3 805 640,91	1 680 531,28
Non-taxable income	66,55	4 812,85
Non-deductible expenses	117 660,06	1 833,17
Tax effect of foreign subsidiaries	123 453,38	-120 424,58
Unrecognised deferred tax assets arising from tax losses	-1 847 738,38	-889 518,91
Use of previously unrecognised tax losses	0,00	50 139,46
Other temporary differences	-144 906,45	-43 389,88
Taxes for the previous years	-396 846,64	-617,21
Impairment	-1 469 820,00	0,00
Taxes in the income statement	187 509,42	683 366,18

Func Food Group

12. Intangible assets

		Brands, indefinite	Brands, definite	Customer
	Goodwill	useful life*	useful life	relationships	Total
Acquisition cost at 1 Jan 2018	25 556 837,84	7 572 226,00	7 481 662,51	24 469 489,60	65 080 215,96
Exchange differences	-732 345,75		-214 116,07	-792 158,88	-1 738 620,70
Acquisition cost at 31 Dec 2018	24 824 492,09	7 572 226,00	7 267 546,44	23 677 330,72	63 341 595,26

Accumulated depreciation, amortisation and impairment at 1 Jan 2018	5 465 369,06	0,00	1 452 439,40	6 710 804,66	13 628 613,12
Depreciation for the year			484 492,81	2 367 378,27	2 851 871,08
Amortization	7 349 100,00			373 900,00	7 723 000,00
Exchange differences	-219 045,39		-35 487,80	-197 679,89	-452 213,09
Accumulated depreciation, amortisation and impairment at 31 Dec 2018	12 595 423,67	0,00	1 901 444,41	9 254 403,04	23 751 271,11
Carrying amount at 31 Dec 2018	12 229 068,43	7 572 226,00	5 366 102,03	14 422 927,69	39 590 324,14
Remaining depreciation period			11 to 12 years	6 to 7 years

*FAST brand

		Brands, indefinite	Brands, definite	Customer	Other intangible
	Goodwill	useful life*	useful life	relationships	goods	Total
Acquisition cost at 1 Jan 2017	26 764 091,32	7 572 226,00	7 834 558,08	25 777 588,60	3 336,04	67 951 800,04
Exchange differences	-1 207 253,48		-352 895,57	-1 308 099,00		-2 868 248,04
Acquisition cost at 31 Dec 2017	25 556 837,84	7 572 226,00	7 481 662,51	24 469 489,60	3 336,04	65 083 552,00

Accumulated depreciation, amortisation and impairment at 1 Jan 2017	6 320 177,91	0,00	1 182 173,93	5 154 836,17	3 336,04	12 660 524,05
Depreciation for the year			506 396,12	2 508 169,74	0,00	3 014 565,86
Exchange differences	-854 808,85		-236 130,65	-952 201,25	0,00	-2 043 140,75
Accumulated depreciation, amortisation and impairment at 31 Dec 2017	5 465 369,06	0,00	1 452 439,40	6 710 804,66	3 336,04	13 631 949,16
Carrying amount at 31 Dec 2017	20 091 468,78	7 572 226,00	6 029 223,11	17 758 684,94	0,00	51 451 602,84
Remaining depreciation period			11-12 vuotta	6-7 vuotta

*FAST brand

Allocation of goodwill

Func Food Group’s business idea is to provide consumers with products related to active living and health. The Company evaluates its profitability within a single segment that covers the entire Group. Func Food Group’s business model, the nature of its operation, and the administrative structure support this solution. Within the segment, goodwill is allocated to Cash Generating Units (CGU). As a result of the acquisitions carried out in 2014 and 2015, the Group has two cash generating units, CGU Finland and CGU Sweden. CGU Finland includes the brands and goodwill obtained by the Group with the acquisitions carried out in Finland, as well as their utilisation. Therefore the sales of FAST or CocoVi brands, for example, are included in CGU Finland regardless of whether the sale takes place in Finland or another country. Likewise CGU Sweden includes the brands and goodwill obtained by the Group with an acquisition carried out in Sweden, as well as their utilisation. For example, the sales of Celsius beverages is considered to be part of CGU Sweden regardless of in which country the sales take place. The allocation of goodwill (carrying values) to CGUs has been summarised in the table below. CGU Finland has one brand, FAST, with an indefinite estimated useful life. The high recognition of the brand and conducted market research support the view of management that the brand will affect cash flow generation for an indefinite period of time. The carrying value of the FAST brand has been presented in the table below.

Goodwill per CGU, EUR000	31.12.2018%		31.12.2017%
CGU Finland	0,00	0	7 349,10	37
CGU Sweden	12 229,07	100	12 742,40	63
Total	12 229,07	100	20 091,50	100

Intangible assets with an indefinite useful life (CGU Finland), carrying value EUR000	31.12.2018	31.12.2017
FAST trademark	7 572,20	7 572,20
Total	7 572,20	7 572,20

Impairment testing

The recoverable amounts of cash-generating units are determined by calculations based on value-in-use by discounting the estimated future cash flows using the Discounted Cash Flow method. Impairment testing is carried out to determine whether the carrying amount is fully recoverable whenever there are indications of impairment, but at least once a year. The future cash flow estimates used to test impairment are based on financial plans approved by the management for individual CGUs. The cash flow estimates used are based on the financial plans for the next five years. In impairment testing, the cash flow for subsequent years is estimated to increase by 2% per year (terminal growth rate), which is close to the estimated long-term inflation rate. The discount rates used in calculations are based on the Weighted Average Cost of Capital (WACC) which reflects the market view of the time value of money and the risks related to the business of Func Food Group.

The value of intangibles assets with an indefinite useful life (trademarks) is based on calculations of savings in royalties, when brands do not need to be licensed by third parties. In the calculations the saved royalties are discounted at a rate which is based on the Weighted Average Cost of Capital (WACC) which reflects the market view of the time value of money and the risks related to the business of Func Food Group. The achieved savings are compared with the trademarks’ carrying values. Impairment testing is carried out to determine whether the carrying amount is fully recoverable whenever there are indications of impairment, but at least once a year. The future cash flow estimates used to test impairment are based on financial plans approved by the management for individual trademarks. The cash flow estimates used are based on the financial plans for the next five years. In impairment testing, the cash flow for subsequent years is estimated to increase by 2% per year (terminal growth rate), which is close to the estimated long-term inflation rate.

The business growth assumptions used in the cash flow estimates for individual CGUs and the assumptions concerning price and cost developments are based on management views on the development of demand and markets which are compared with external sources of information. The productivity and efficiency assumptions used in the calculations are based on internal objectives which account for previous actual development. The parameters of the risk-free interest rate, risk factor (beta) and risk premium used to determine the discount rate are based on information available on the markets.

CGU Finland 2018: Management updated their estimates for net revenue and cashflow for year 2019-2023. Key change is related to lowering the sales outlook of CocoVi products in Finland and Sweden. In addition FitFarm sales trend has been updated to steadily declining. For FAST brand portfolio restructuring in Finland and Sweden will slow down next few years’ growth, and FAST expansion countries sales outlook has also been decreased. Cost structure has been streamlined in beginning of 2019 to balance out the lower sales outlook, and this will affect also positivitely costs for coming years. As conclusion CGU Finland’s discounted estimated future cash flows (enterprise value) were EUR 9.6 million and therefore impairment of EUR 7.7 million was done in goodwill and partially in customer relationships. Impairment is shown as separate line item in income statement.

CGU Sweden 2018: No impairment losses were recognised in the income statement on the basis of impairment tests in 2018. According to the tests, the recoverable amount for CGU Sweden exceeded the carrying value by approximately 18 million euros.

No impairment losses were recognised in the income statement on the basis of impairment tests in 2017. According to the tests, the recoverable amount for CGU Finland and CGU Sweden together exceeded the carrying value by approximately 20 million euros.

Sensitivity analyses based on changes in the growth rate and the discount rate.

FUNC FOOD

CGU Finland 2018: the revenue was estimated to increase to EUR 25 million by the end of 2023 (CAGR +15%) considering the sales of FAST and CocoVi brands in Finland and the development of export activities. Approximately four-fifths of the increased revenue during the review period was estimated to come from the sales of FAST and CocoVi products in Sweden and other countries outside Finland. The terminal growth rate was estimated at 2% p.a. with WACC at 11.16%. The value-in-use would fall below the carrying value if the following changes were to take place in the forecast parameters while other assumptions remained unchanged:

-	The discount rate would rise by 0.5 percentage points and terminal growth drop by 1.0 percentage points; or

-	The growth in revenue (CAGR) in the forecasting period would drop by 3,5 percentage points vs. the estimate, i.e. CAGR (compounded annual growth rate) would be 11,5% and revenue would be 21.4 million euros in 2023.

CGU Sweden 2018: the revenue was estimated to increase to EUR 67 million by the end of 2023 (CAGR +26%) considering the sales of the Celsius brand in Sweden and in other markets and the sales of the Freddy brand in Sweden. Approximately four-fifths of the revenue’s increase during the review period was estimated to come from the sales of Celsius products outside Sweden. The terminal growth rate was estimated at 2% p.a. with WACC at 10.83%. The value-in-use would fall below the carrying value if the following changes were to take place in the forecast parameters while other assumptions remained unchanged:

-	The discount rate would rise by 2.0 percentage points and terminal growth drop by 3.0 percentage points; or

-	The growth in revenue (CAGR) in the forecasting period would drop by 11 percentage points vs. the estimate, i.e. CAGR (compounded annual growth rate) would be 15% and revenue would be 42 million euros in 2023.

CGU Finland 2017: the revenue was estimated to increase to EUR 33 million by the end of 2022 (CAGR +16%) considering the sales of FAST and CocoVi brands in Finland and the development of export activities. Approximately three-quarters of the increased revenue during the review period was estimated to come from the sales of FAST and CocoVi products in Sweden and other countries outside Finland. The terminal growth rate was estimated at 2% p.a. with WACC at 11.16%. The value-in-use would fall below the carrying value if the following changes were to take place in the forecast parameters while other assumptions remained unchanged:

-	The discount rate would rise by 0.5 percentage points and terminal growth drop by 1.0 percentage points; or

-	The growth in revenue (CAGR) in the forecasting period would drop by 3 percentage points vs. the estimate, i.e. CAGR (compounded annual growth rate) would be 13% and revenue would be 29 million euros in 2022.

CGU Sweden 2017: the revenue was estimated to increase to EUR 44 million by the end of 2022 (CAGR +12%) considering the sales of the Celsius brand in Sweden and in other markets and the sales of the Freddy brand in Sweden. The terminal growth rate was estimated at 2% p.a. with WACC at 10.83%. The value-in-use would fall below the carrying value if the following changes were to take place in the forecast parameters while other assumptions remained unchanged:

-	The discount rate would rise by 2.0 percentage points and terminal growth drop by 2.0 percentage points; or

-	The growth in revenue (CAGR) in the forecasting period would drop by 11 percentage points vs. the estimate, i.e. CAGR (compounded annual growth rate) would be 1% and revenue would be 26 million euros in 2022.

The discount rates for each CGU have been presented in the table below.

Discount rates	CGU Finland before taxes	CGU Finland after taxes	CGU Sweden before taxes	CGU Sweden after taxes
2018	12,85%	11,16%	13,10%	10,83%
2017	13,16%	11,16%	13,30%	10,83%

13. Tangible assets

Machinery and
	equipment	Total
Acquisition cost at 1 Jan 2018	4 052 023,14	4 052 023,14
Increases	443 649,11	443 649,11
Decreases	-28 237,36	-28 237,36
Exchange differences	38 831,10	38 831,10
Acquisition cost at 31 Dec 2018	4 506 265,99	4 506 265,99

Accumulated depreciation, amortisation and impairment at 1 Jan 2018	2 380 635,89	2 380 635,89
Accumulated depreciation of deductions	-7 049,67	-7 049,67
Depreciation for the year	943 745,46	943 745,46
Accumulated depreciation of decreases	0,00	0,00
Impairment	0,00	0,00
Exchange differences	95 388,45	95 388,45
Accumulated depreciation, amortisation and impairment at 31 Dec 2018	3 412 720,13	3 412 720,13
0
Carrying amount at 31 Dec 2018	1 093 545,86	1 093 545,86

Acquisition cost at 1 Jan 2017	4 181 906,63	4 181 906,63
Increases	1 044 732,67	1 044 732,67
Decreases	-1 178 517,32	-1 178 517,32
Exchange differences	3 901,16	3 901,16
Acquisition cost at 31 Dec 2017	4 052 023,14	4 052 023,14

Accumulated depreciation, amortisation and impairment at 1 Jan 2017	2 405 656,94	2 405 656,94
Depreciation for the year	1 222 266,92	1 222 266,92
Accumulated depreciation of deductions	-1 084 672,86	-1 084 672,86
Exchange differences	-162 615,11	-162 615,11

Accumulated depreciation, amortisation and impairment at 31 Dec 2017	2 380 635,89	2 380 635,89

Carrying amount at 31 Dec 2017	1 671 387,25	1 671 387,25

14. Finance leases

Property, plant and equipment include assets purchased through finance leases as follows:

Machinery and
31 Dec 2018	equipment	Total
Acquisition cost	1 635 345,99	1 635 345,99
Accumulated depreciation	-1 101 129,68	-1 101 129,68
Carrying amount	534 216,31	534 216,31

Machinery and
31 Dec 2017	equipment	Total
Acquisition cost	1 468 602,97	1 468 602,97
Accumulated depreciation	-164 249,59	-164 249,59
Carrying amount	1 632 852,56	1 632 852,56

15. Acquired business operations

Acquisitions during 2018

The Group did not acquire business operations in 2018.

Other operating income recorded for the period of 2018 from realized and unrealized additional purchase prices from previous periods

In 2018 the Group did not record other operating income or corresponding changes in liabilities.

Acquisitions during 2017

The Group did not acquire business operations in 2017.

Other operating income recorded for the period of 2017 from unrealized additional purchase prices from previous periods

In 2017 the Group has recorded other operating income and corresponding changes in liabilities as follows:

Suomen Lisäravinne Oy: the Group increased its ownership in Suomen Lisäravinne Oy to 100% during the financial year. The realised purchase price for the purchased shares exceeded the estimate made at the end of 2016 by approximately EUR 77,000, which the company recognised as a profit-decreasing item in the business operations’ other income. The changes in liabilities related to the additional purchase price have been recognised in accordance with the agreed payment schedule.

Func Food Group

16. Other financial assets

Other financial assets in the statement of financial position include the following items:

	2018	2017
Non-current
Equity investments	1 875,00	1 875,00
Total	1 875,00	1 875,00

17. Inventories

	2018	2017
Raw materials and consumables	5 770 583,25	8 487 703,10
Advance payments	75 952,81	283 571,10
Total	5 846 536,06	8 771 274,20

During the reporting period, a total of EUR 0.2 million (EUR 23.5 million in 2017) was recognised in the income statement as an expense for raw materials and consumables and the change in inventories of finished goods and work in progress. Additionally, EUR 1.2 million was recognised, during the reporting period, as an expense as the book value of inventories was written down to their net realisable value (EUR 0.1 million in 2017).

18. Trade and other receivables

	2018	2017
Accounts receivable	1 434 649,56	1 885 304,60
Loan receivables	0,00	0,00
Prepayments and accrued income	211 717,18	443 309,21
Other receivables	147 477,93	159 567,48
Total	1 793 844,66	2 488 181,29

19. Age analysis of trade receivables

		2018
	Trade	Credit loss	Estimated credit
	receivables	probability	loss	2017
Trade receivables not yet due	963 967,71	9,2%	88 277,84	1 785 099,27
1-30 days overdue	263 563,95	0,0%	0,00	44 334,82
31-180 days overdue	127 183,16	0,0%	0,00	55 870,51
181-360 days overdue	193 263,54	0,0%	0,00	0,00
Over a year overdue	7 247,91	0,0%	0,00	0,00
Less provision for bad debt	-120 576,71	0,0%	0,00	0,00
Carrying value of trade receivables	1 434 649,56	6,2%	88 277,84	1 885 304,60

The Group recorded EUR 124 thousand as impairment losses for trade receivables during the financial year (EUR 54 thousand in 2017). In addition the Group has accrued EUR 88 thousand credit loss based on IFRS9 application. This accrual is shown under trade receivables not yet due. So far, the Group policy has not involved arrangements for collateral in the case of trade and other receivables.

20. Transferred financial assets

Some of the Finnish and Swedish companies in the Group have entered into a partial financing of trade receivables (the sale of trade receivables). In 2017-2018 the amount of trade receivables in accounting have been reduced as receivables have been sold, because material risks related to them have been transferred. At the end of the financial years 2017 and 2018, there were no transferred receivables in the consolidated statement of financial position that would still be recognised, and there were no corresponding secured financial liabilities.

21. Significant items in accrued income

	2018	2017
Wages, salaries and social security contributions	0,00	216,44
Interest receivables	21 721,20	0,00
Advances paid	167 936,46	83 579,96
Others	22 059,52	359 512,81
Total	211 717,18	443 309,21

22. Cash and cash equivalents

	2018	2017
Cash and bank accounts	432 030,10	1 319 247,16
Total	432 030,10	1 319 247,16

Func Food Group

23. Notes on equity

Share capital

The price of shares subscribed in connection with share issues is recognised in the share capital in so far as the share issue resolution does not stipulate that the subscription price be recognised in the invested non-restricted equity reserve.

The below table shows how the number of shares in Func Food Group Oyj has increased over time.

	2017	2018
Shares at the beginning of the financial year	31 396 564	31 396 564
Shares at the end of the financial year	31 396 564	31 396 564
The shares have no par value.

Invested non-restricted equity reserve

The invested non-restricted equity reserve contains equity investments and that part of the share subscription price that has not specifically been allocated to share capital.

Translation differences

The translation differences reserve comprises translation differences arising from the translation of the financial statements of foreign units. Also, the translation differences arising from net investments of foreign units are included in the translation differences reserve.

The proposal of the Board of Directors relating to the treatment of the result of the accounting period

The parent company’s financial statements showed a loss of EUR 19.9 million. The Board of Directors proposes that no dividend be paid and that the loss for the period be credited to the retained earnings account.

24. Financial liabilities and other non-current liabilities

	2018	2017
Non-current financial liabilities measured at amortised cost
Bond	0,00	24 756 065,58
Subordinated loans	49 666,67	49 666,67
Convertible loan	10 658 827,18	7 919 313,99
Financial lease liabilities	376 547,27	590 387,26
Other loans	5 685 343,43	5 693 187,48
Total	16 770 384,55	39 008 620,98

Current financial liabilities measured at amortised cost
Repayment of long-term financial loans	29 493 219,70	4 500 000,00
Financial lease liabilities	331 639,15	459 465,49
Other loans	0,00	25 000,00
Total	29 824 858,85	4 984 465,49

Monetary and non-monetary items of financial liabilities

	Carrying value 31.12.2017	Cash flow impact	Other adjustments	Carrying value 31.12.2018
Bond	29 256 065,58	0,00	237 154,12	29 493 219,70
Convertible loans	7 919 313,99	1 924 407,87	815 105,32	10 658 827,18
Financial lease liabilities	1 049 852,75	-385 631,12	43 964,78	708 186,42
	38 225 232,32	1 538 776,75	1 096 224,22	40 860 233,30

Func Food Group’s biggest liability is EUR 38 million bond issued in 2015. Bond’s maturity was four years and it is due 26th June 2019. Bond’s coupon interest is 3 month EURIBOR (min. 0.0%) with nine percent floating rate margin. Bond was partially repaid in September 2016 (EUR 1 million) and March 2017 (EUR 7.4 million). Terms and conditions for the bond can be found at company’s website www.funcfood.com.

Suomen Lisäravinne Oy has one capital loan outside the Group. Terms are the following: loan has no security; interest can be paid only if allowed by §12 of Finnish Companies Act.; borrower has the right to prepay loan fully or partially at any time if it is allowed according to §12 of FCA; capital and interest can be otherwise paid only when unrestricted equity plus all capital loans is higher than company’s loss for the last financial year or latest reporting period. Capital loan amount is EUR 49,666.67 and is due at 20th May 2020. Interest rate is 7.0%. Loan doesn’t have any unaccrued interets. Company repaid a capital loan of EUR 25,000.00 and its accrued interests at end of February 2018.

Group’s parent company had at balance sheet day convertible loans with amount of EUR 10.7 million. Loan interest rate is 10 % p.a. and accrued interest is capitalized annually. Loans and accrued interest are due for repayment in 2012 and 2022. Loans include warrants giving right to subscribe maximum of 24.2 million Func Food Group Oyj shares if the loan terms are met. According to loan terms borrower has the right to prepay loans with 7 or 10 days notice period depending on lender. In case of company being sold the creditor has the right to convert part of the principal amount into shares of the borrower and the remaining part shall be repaid in cash.

Maturity dates of financial lease liabilities

	2018	2017
Gross financial lease liabilities - minimum lease payments by maturity date
Not later than one year	341 778,09	526 123,00
Later than one year and not later than five years	382 730,60	549 084,00
Total	724 508,69	1 075 207,00
Future finance costs	-16 322,27	-25 354,25
Present value of financial lease liabilities	708 186,42	1 049 852,75

Maturity of the present value of financial lease liabilities
Not later than one year	331 639,15	459 465,49
Later than one year and not later than five years	376 547,27	590 387,26
Total	708 186,42	1 049 852,75

The financial lease comprises cars, machinery and equipment. Full details of financial leases are provided in Note 14 on page 21.

25. Financial risk management

The main objectives of the Company’s financial activities are to procure capital, optimise capital costs and manage financial risks. The Board of Directors approves the general principles of the Group’s risk management operations, and the executive management is responsible for their practical implementation. The Group’s finances are managed by the parent company, which coordinates and controls the financial activities of the subsidiaries. The Group’s main financial risks include currency, interest rate, liquidity and credit risks. The objective of the Group’s financial risk management activities is to identify and measure the overall risk position resulting from the Group’s financial activities, and implement risk management measures ensuring that the overall financial risks do not exceed the Group’s risk-bearing capacity and risk-taking willingness.

26. Currency risk

The Group operates globally and therefore faces transaction risks arising from various currency positions and risks that arise when investments, receivables and liabilities in various currencies are translated into the parent company’s functional currency. The objective of the Group’s treasury policy is to secure the profitability of operating activities by managing identified currency risks.

The main currencies used by the Group are the US dollar (USD), the Swedish krona (SEK) and the British pound (GBP). The currency pairs USD/SEK, GBP/EUR and USD/EUR are particularly important to the Group since they account for a major part of purchases by local companies not involving the functional currency. The SEK/EUR ratio, on the other hand, has a major impact on the profit reported by the Group when receivables from and liabilities to Swedish subsidiaries are translated into the parent company’s functional currency. The risk related to the SEK/EUR currency pair is increased partly by the fact that all of the Group’s external liabilities are euro-denominated, but a major part of its income is krona-denominated. So far the Group has not used hedging instruments to manage its currency risks, but it is actively investigating open foreign currency positions and related hedging needs and possibilities.

If the US dollar had been approximately 10% stronger/weaker than the Swedish krona during the financial year, the Group’s management estimates that it would have had a negative/positive impact of EUR 0.82 million (2017: EUR 0.04 million negative/positive) on the Group’s profit before tax.

If the British pound had been on average 10% stronger/weaker than the Euro during the financial year, the Group’s management estimates that it would have had a negative/positive impact of EUR 0.01 million (2017: EUR 0.04 million negative/positive) on the Group’s profit before tax.

If the US dollar had been approximately 10% stronger/weaker than the Euro during the financial year, the Group’s management estimates that it would have had a negative/positive impact of EUR 0.07 million (2017: EUR 0.05 million negative/positive) on the Group’s profit before tax.

If the Swedish krona had been approximately 10% stronger/weaker than the Euro during the financial year, the Group’s management estimates that it would have had a positive/negative impact of EUR 0.03 million (2017: EUR 0.09 million impact) on the Group’s euro-denominated profit before tax. The exchange rate prevailing on the balance sheet date also affects the Group’s comprehensive income and equity through translation differences of subsidiaries located in Sweden.

27. Interest rate risk

The Group’s interest rate risk mainly consists of the interest rate sensitivity of its financial items, which refers to the immediate effect of changes in interest rates on the Group’s financial items, such as interest-bearing loans, investments and derivative contracts. The interest rate risk related to the reference rates of loans is of particular importance to the Group. The majority of loans from outside the Group have a variable rate and are not interest rate hedged at the date of the financial statements. The reference rate of the Group’s variable-rate debts is 3-month Euribor, and the average interest expense is 9.0% (9.0% in 2017).

At the balance sheet date, the Group had EUR 29.6 million of variable-rate debts with a reference rate of 3-month Euribor. Sensitivity analyses show that an increase of one per cent in the interest rate will add approximately EUR 0.2 million to the Group’s interest expenses. As the reference rate is negative at the balance-sheet date, the effect of higher interest rates is diluted by the interest rate floor of the loans (it cannot be negative). The interest rate floor also means that lower reference rates do not have any effect on interest rate costs.

28. Liquidity risk

Liquidity risk means that the Group’s financial assets and sources of additional funding do not cover the Group’s needs or that the acquisition of liquid assets causes expenses that are higher than market cost. The Group pays special attention to liquidity and the financing of further growth, and it aims at constantly evaluating and monitoring the financing required for running the operations in order to ensure adequate reserves of liquid funding for financing the operations and repaying loans when they become due. The main liquidity risks of the Group are related to the interest and repayment schedules and financing for liabilities, the periodic fluctuation of product sales during the year, the concentration of purchases for certain products in a few months during the year, and the amount of working capital needed. In order to ensure liquidity, the Group uses sales receivable financing arrangements and constantly strives to improve working capital management by negotiating, for instance, sufficiently long payment terms with suppliers and by optimising the size of stocks. When necessary, the liquidity of different parts of the Group are supported by intra-group loans. The Group’s liquid assets at the end of the year were EUR 0.4 million (EUR 1.3 million) and the Group’s interest-bearing loans were EUR 41.3 million (40.3). Group’s bond is due at 26th June 2019. Refinancing contains a risk. If refinancing or other ownership change is not successful, then Group will need to negotiate with bondholders about ownership restructuring.

29. Credit risk

The Group manages the credit risk by checking the creditworthiness of its key partners at regular intervals and by actively monitoring the payment behaviour of its customers. The Group also manages the credit risk by using different terms of payment for specific markets and customers. The Group’s subsidiaries have considerable credit risk concentrations due to the concentration of sales to a few large retail chains, but the probability that the credit risk of these customers materialises is very small. The credit risk concentrations of other customers are minor due to the Group’s large number of small customers and the fact that the average amount due is small. The objective is to check the creditworthiness of new customers when orders are placed. The Group estimates that the credit risk related to outstanding trade receivables is at most EUR 88 000 at the balance-sheet date. The age distribution of the trade receivables is presented on page 22.

30. Capital management

The objective of the Group’s capital management activities is to support business operations through an optimal capital structure and to increase shareholder value with the objective of achieving the best possible return on invested capital. Another objective is to maintain investor, creditor and market confidence in the Company and to ensure positive development for the Company in the future. The capital to be managed according to the definition of the Group is comprised of net working capital, interest-bearing net debt and shareholders’ equity.

No particular goals have been set for the management of capital of the Group; instead the Group seeks to find a balance between growth targets, the debt ratio and return on capital. Func Food Group Oyj or its subsidiaries are not subjected to externally imposed capital requirements. Note 35 itemises the restrictions on the use of the Group’s funds, the taking of debt, and payment of liabilities during the duration of the parent company’s bond.

The most important indicators of capital management are shown in the table below.

	2018	2017
Net working capital	139 575,87	2 427 085,73
Equity	-13 243 220,46	6 539 174,93
Return on equity1)	na.	-72,6%
Net interest-bearing liabilities2)	42 426 042,55	38 972 805,80
Gearing ratio3)	-320,4%	596,0%
Equity ratio4)	-27,1%	9,9%

1)	Profit for the year / equity (quarterly average during the financial year); not presented as both equity and profit for the year are negative
2)	Interest-bearing liabilities - cash liabilities - loan receivables
3)	Net interest-bearing liabilities / equity
4)	Equity/(total assets - advances received)

30. Trade payables and other liabilities

	2018	2017
Advances received	2 516,64	0,00
Trade payables	7 141 609,75	6 536 375,83
Accrued expenses	1 703 214,64	1 284 010,53
Other current liabilities	312 172,64	726 431,25
Total	9 159 513,67	8 546 817,61

Significant accrued expenses
Holiday pay including social security contributions	421 161,13	431 520,39
Pay accruals	24 712,13	183 296,71
Interest accruals	711 035,34	457 344,60
Accrued taxes	16 536,24	0,00
Pension insurance accruals (TYEL)	34 736,57	177 896,93
Other items	495 033,22	33 951,89
Total	1 703 214,64	1 284 010,53

Func Food Group

32. Deferred tax assets and liabilities

		Recognised in	Exchange
EUR	1.1.2018	profit or loss	differences	31.12.2018
Deferred tax assets
Internal margin of inventories	43 870,33	-37 302,25		6 568,08
Trade receivables credit loss accrual	0,00	13 026,31		13 026,31
Financial leases	49 300,67	-6 598,79	-4 501,65	38 200,23
Total	93 171,00	-30 874,74	-4 501,65	57 794,61

		Recognised in	Exchange
EUR	1.1.2018	profit or loss	differences	31.12.2018
Deferred tax liabilities
Capitalisation of intangible assets	6 657 704,94	-689 422,11	-171 877,28	5 796 405,54
Accumulated depreciation difference	3 780,29		-3 780,29	0,00
Convertible loans	5 384,00	12 677,37	1 546,50	19 607,87
Loans from credit institutions	0,00			0,00
FAS depreciation add-back	50 790,89	61 513,95	14 635,69	126 940,53
Total	6 717 660,12	-615 230,80	-159 475,38	5 942 953,94

		Recognised in	Exchange
EUR	1.1.2017	profit or loss	differences	31.12.2017
Deferred tax liabilities
Internal margin of inventories	21 172,33	22 698,00		43 870,33
Financial leasing		51 846,47	-2 545,40	49 301,07
Total	21 172,33	74 544,47	-2 545,40	93 171,40

		Recognised in	Exchange
EUR	1.1.2017	profit or loss	differences	31.12.2017
Deferred tax liabilities
Capitalisation of intangible assets	7 557 753,36	-596 123,42	-303 925,00	6 657 704,94
Accumulated depreciation difference	4 769,58	-989,29		3 780,29
Convertible loans	-27 093,00	32 477,00		5 384,00
Loans from credit institutions	66 333,83	-66 333,83		0,00
FAS depreciation add-back	30 974,46	21 530,54	-1 714,11	50 790,89
Total	7 632 738,23	-609 439,00	-305 639,11	6 717 660,12

As of 31.12.2018, the Group’s losses carried forward amounted to EUR 18,198,348.50 (EUR 12,242,482.38 at 31.12.2017) for which no deferred tax receivables have been recognised. The losses in question will expire in 2025-2027.

Func Food Group

33. Breakdown of maturities of financial liabilities

The following table shows a maturity analysis based on agreements made. The figures are undiscounted including both interest and repayment costs.

Breakdown of maturities of financial liabilities

	carrying value	cash flow	0-6 months	6 months - 1 year	1-2 years	2-5 years	over 5 years
31.12.2018
Convertible loans	10 658 827,18
repayments		9 200 000,00	0,00	0,00	0,00	9 200 000,00	0,00
finance costs		5 415 482,73	0,00	0,00	0,00	5 415 482,73	0,00
Bond	29 493 219,70
repayments*		29 626 472,00	29 626 472,00	0,00	0,00	0,00	0,00
finance costs		2 318 271,43	2 318 271,43	0,00	0,00	0,00	0,00
Subordinated loan	49 666,67
repayments		49 666,67	0,00	0,00	49 666,67	0,00	0,00
finance costs		18 840,67	0,00	0,00	18 840,67	0,00	0,00
Financial lease liabilities	708 186,42
repayments		724 405,74	149 054,60	192 673,30	311 898,04	70 779,80	0,00
finance costs		0,00	0,00	0,00	0,00	0,00	0,00
Additional consideration	3 160 156,74
repayments		3 160 156,74	0,00	0,00	0,00	0,00	3 160 156,74
finance costs		0,00	0,00	0,00	0,00	0,00	0,00
Trade payables and other liabilities	7 453 782,39
repayments		7 141 609,75	7 141 609,75	0,00	0,00	0,00	0,00
finance costs		338 454,83	0,00	0,00	0,00	338 454,83	0,00
Total	51 523 839,10	57 993 360,57	39 235 407,78	192 673,30	380 405,38	15 024 717,36	3 160 156,74

31.12.2017
Convertible loans	7 919 313,99
repayments		7 925 367,15	0,00	0,00	0,00	7 925 367,15	0,00
finance costs		3 756 582,68	0,00	0,00	0,00	3 756 582,68	0,00
Bond	29 256 065,58
repayments*		29 626 472,00	0,00	4 500 000,00	25 126 472,00	0,00	0,00
finance costs		4 044 013,45	1 340 597,88	1 362 817,71	1 340 597,86	0,00	0,00
Subordinated loan	74 666,67
repayments		74 666,67	25 000,00	0,00	0,00	49 666,67	0,00
finance costs		20 110,87	1 374,98	0,00	0,00	18 735,89	0,00
Financial lease liabilities	1 049 852,75
repayments		1 055 236,83	363 405,00	163 895,00	283 972,00	243 964,83	0,00
finance costs		19 385,00	7 436,00	5 017,00	6 046,00	886,00	0,00
Additional consideration	3 621 198,66
repayments		3 619 121,55	317 551,02	0,00	0,00	0,00	3 301 570,53
finance costs		4 142,86	4 142,86	0,00	0,00	0,00	0,00
Trade payables and other liabilities	8 927 992,78
repayments		8 927 992,78	6 536 375,83	0,00	577 014,00	1 814 602,95	0,00
finance costs		338 454,83	0,00	0,00	0,00	338 454,83	0,00
Total	50 854 454,43	58 342 288,85	8 230 406,57	5 862 817,71	27 044 083,86	13 903 410,18	3 301 570,53

*	According to a resolution approved after the end of the accounting period the 4.5 million euro amortization will be moved to year 2019

Func Food Group

34. Fair value hierarchy for financial assets and liabilities which are not measured at fair value in the statement of financial position but whose fair value is presented in the financial statements

	31.12.2018	Level 1	Level 2	Level 3
Financial assets
Trade and other receivables	147 477,93		147 477,93	0,00

Financial liabilities
Bonds and debentures	29 493 219,70		29 493 219,70	0,00
Convertible loans	10 658 827,18		10 658 827,18	0,00
Subordinated loans	49 666,67		0,00	49 666,67
Amounts owed to credit institutions	708 186,42		708 186,42	0,00
Other liabilities	5 997 516,07		5 997 516,07	0,00
Total	46 907 416,04		46 857 749,37	49 666,67

	31.12.2017	Level 1	Level 2	Level 3
Financial assets
Trade and other receivables	159 567,48		159 567,48	0,00

Financial liabilities
Bonds and debentures	29 256 065,58		29 256 065,58	0,00
Convertible loans	7 919 313,99		7 919 313,99	0,00
Subordinated loans	74 666,67		0,00	74 666,67
Amounts owed to credit institutions	1 049 852,75		1 049 852,75	0,00
Other liabilities	6 414 254,71		6 414 254,71	0,00
Total	44 714 153,70		44 639 487,03	74 666,67

Level 1 includes instruments whose fair value is based on the listed (unadjusted) prices of identical assets or liabilities in a well-functioning market.

Level 2 includes instruments with verifiable prices based on market data.

Level 3 includes instruments with prices not based on verifiable market data but, for example, on the Company’s internal information.

The carrying values of trade receivables and trade payables represent a reasonable estimate of their fair value.

35. Fair value of financial assets and liabilities

2018 balance-sheet item

EUR	Financial assets and liabilities at fair value through profit and loss	Cash and cash equivalents available for sale	Financial liabilities measured at amortised cost	Carrying amounts of balance-sheet items	Fair value
Non-current financial assets
Other non-current assets
Available-for-sale financial assets
Current financial assets
Trade and other receivables			1 528 222,59	1 528 222,59	1 528 222,59
Total financial assets	0,00	0,00	1 528 222,59	1 528 222,59	1 528 222,59

Non-current financial liabilities
Bonds and debentures			0,00	0,00	0,00
Convertible loan			10 658 827,18	10 658 827,18	10 658 827,18
Subordinated loans			49 666,67	49 666,67	49 666,67
Amounts owed to credit institutions			376 547,27	376 547,27	376 547,27
Other non-current liabilities			5 685 343,43	5 685 343,43	5 685 343,43
Current liabilities
Bonds and debentures			29 493 219,70	29 493 219,70	29 493 219,70
Subordinated loans
Amounts owed to credit institutions			331 639,15	331 639,15	331 639,15
Trade payables				7 141 609,75	7 141 609,75
Other liabilities				312 172,64	312 172,64
Total financial liabilities	0,00	0,00	46 595 243,40	54 049 025,78	54 049 025,78

2017 balance-sheet item

EUR	Financial assets and liabilities at fair value through profit and loss	Loans and receivables	Cash and cash equivalents available for sale	Financial liabilities measured at amortised cost	Carrying amounts of balance-sheet items	Fair value
Non-current financial assets
Other non-current assets
Available-for-sale financial assets
Current financial assets
Trade and other receivables		2 037 252,17			2 037 252,17	2 037 252,17
Financial securities
Total financial assets	0,00	2 037 252,17	0,00	0,00	2 037 252,17	2 037 252,17

Non-current financial liabilities
Bonds and debentures				24 756 065,58	24 756 065,58	24 756 065,58
Convertible loan				7 919 313,99	7 919 313,99	7 919 313,99
Subordinated loans				49 666,67	49 666,67	49 666,67
Amounts owed to credit institutions				590 387,26	590 387,26	590 387,26
Other non-current liabilities				5 693 187,48	5 693 187,48	5 693 187,48
Current liabilities
Bonds and debentures				4 500 000,00	4 500 000,00	4 500 000,00
Convertible loan				25 000,00	25 000,00	25 000,00
Amounts owed to credit institutions				459 465,49	459 465,49	459 465,49
Trade payables					6 536 375,83	6 536 375,83
Other liabilities					721 067,23	721 067,23
Total financial liabilities	0,00	0,00	0,00	43 993 086,48	51 250 529,53	51 250 529,53

Bonds, debentures and convertible loans

The fair values of liabilities are based on discounted cash flows. The discount rate applied is the rate at which the Group could acquire corresponding loan funding externally measured at the end of the reporting period. The overall interest rate consists of a risk-free interest rate and a company-specific risk premium.

Financial lease liabilities

The fair value is estimated by discounting future cash flows using an interest rate which equals the interest rate of corresponding leases on the reporting date.

Trade and other receivables

The initial carrying amount of receivables other than derivative contracts equals their fair value since the effect of discounting is not material considering the maturity of the receivables.

Factoring debts, capital loans, trade payables and other liabilities

The initial carrying amount of factoring debts, capital loans, trade payables and other payables equals their fair value since the effect of discounting is not material considering the maturity of the payables.

Func Food Group

36. Guarantees and contingent liabilities

	2018	2017

Guarantees for bonds and debentures

Corporate mortgages	16 500 000,00	16 500 000,00
Pledged bank deposits	31 910 076,66	39 630 211,66
Total	48 410 076,66	56 130 211,66

The pledged assets include pledged shares in subsidiaries of EUR 31,910,076.66.

The value of the liabilities is the nominal value or the book value of the item in question.

Other leases

	2018	2017

Not later than one year	118 534,55	242 580,79
Later than one year and not later than five years	284 959,95	516 977,77
Total	403 494,50	759 558,56

Restrictions on the use of company assets, drawing loans and payment of debts during the maturity of issued bond loan

The conditions of the bond issued by the Group in June 2015 set limitations on the use of company funds, drawing new loans, and on the payment of company debts.

Func Food Group Oyj or its subsidiaries cannot pay dividends to the direct or indirect shareholders of the parent company. Also, the parent company cannot buy its own shares or make payments to shareholders through the issuance of share capital or other restricted equity. The Group cannot repay shareholder loans or their accumulated interest. The subsidiary Func Food Sweden Ab cannot repay the loan of EUR 1.5 million that it received in connection with the acquisition of ACMF Holding or its accumulated interest. The Group companies cannot grant loans to parties outside the Group.

Furthermore, the Group may not distribute funds to the direct or indirect shareholders of the parent company or their related parties in any manner similar to those described above, excluding special exceptions listed in the bond’s terms and conditions. These exceptions concern any future listing of the company or a one-off loan granted by a related party to the company. Such a loan can be repaid insofar as it exceeds any excise duty liabilities of the company confirmed by a court of law for the years 2011-2013.

The parent company and the subsidiaries cannot sell their assets except under certain conditions. Assets can be sold between Group companies and in connection with normal business operations including the sale of outdated assets and factoring of trade receivables.

The parent company and the subsidiaries cannot provide other securities than those provided in connection with the issuance of the bond, unless separately allowed in the bond terms. The parent company and the subsidiaries can draw new loans only to the extent specified in the bond terms.

Func Food Group

37. Related party transactions

The Group’s related parties include the parent company and subsidiaries as well as the Board members and CEO of the parent company. Additionally, the related parties include the executive leadership team of the Group. There are no associated companies or joint ventures in the Group.

Subsidiaries and material shares of non-controlling interests

			Ownership of
		Ownership of	the parent
Name of the company	Domicile	the Group (%)	company (%)

Parent company: Func Food Group Oyj	Finland
Func Food Group Oyj’s subsidiaries and their subsidiaries:
Func Food Finland Oy	Finland	100%	100%
Suomen Lisäravinne Oy	Finland	100%
Func Food Sweden AB	Sweden	100%	100%
Peoples Choice AB	Sweden	100%
Freddy Store AB	Sweden	100%
Func Food Norge AS	Norway	100%	100%

Executive employment benefits

For the period of 2018, Func Food Group Oyj’s top management included the Board of Directors and CEO Robin Lybeck (from 18.1.2016), as well as the Group’s management team that was formed during 2017. During the period of 2018, the definition of the top management was the same as at the end of 2017. The remuneration paid to the top management for their service is composed of the following items:

Executive employment benefits, EUR thousand	2018	2017
Salaries, fees and other short-term employment benefits	494,8	515,5
Total	494,8	515,5

During the financial years of 2017-2018, key personnel of management belonging to the Group’s related parties included the Board members and the CEO of the parent company as well as the Group’s management team. The Annual General Meeting in 2018 confirmed the remuneration of Board members coming from outside the Group as EUR 1 500 per month. Other Board members are not compensated. The salaries and fees paid to Board members and the CEO are as follows:

Salaries and fees of the Board of Directors and the
Managing Director recognised as an expense, EUR
thousand	2018	2017
CEO	215,2	205,9
Board members	18,0	18,0
Yhteensä	233,2	223,9

Additional pension benefits of management, thousand
euros	2018	2017
Payment based additional pension benefits	14,2	14,2
Total	14,2	14,2

The CEO of the Group’s parent company and his deputy have a payment based additional pension benefit. The contract based pension age is 60 years and the pension ends when the insured turn 65 years. The pension amount is based on accrued pension savings in the beginning of the pension period and during the pension period.

The Group has received a loan of EUR 577.0 thousand from a related party (person) that was granted for settling retrospective tax liabilities for the financial years 2011-2013. If the retrospective tax liabilities turn out to be less than the loan principal, the remainder will be repaid. No interest is paid on the loan.

The Group has recognised a liability of EUR 3,301.6 thousand concerning the conditions for additional purchase price related to the acquisition in Sweden in 2015. The additional consideration shall be paid immediately when then rolling 12-month EBITDA exceeds SEK 70 million. One related party of the Group is a benecificiary of the additional consideration through his own investment company. His share is half (50%) of the additional consideration.

The Group does not have any other significant business transactions, receivables, debts or guarantees involving related parties.

38. Events after the end of the reporting period

People’s Choice AB has received penalty fee decision from Swedish tax office regarding incorrect 2016 tax form submission. Penalty fee is MEUR 0.4. People’s Choice has made an appeal to amend the penalty fee in to proportional level compared to the error. Decision is expected during Q1 2019 and appeal process will continue if needed. The fee has been fully accrued in tax expenses in Q4 result.

The Group started on December 20, 2018 a written procedure for waiving December 2018 bond coupon. Process was completed successfully on January 23, 2019 and amended terms including waiving the bond coupon retroactively became effective on the same date.

The company has been in event of default after non-payment of bond coupon interest at 26th March 2019. Standstill agreement has been made with bondholders, which enables to continue acquisitions negoations with potential buyers until agreed date. Date can be extended if needed. If the negotiations are not successful then bondholders will start a written procedure process during which shareholders and bondholders negotiate changes in ownership structure.

Func Food Group Oyj FAS

INCOME STATEMENT
EUR	Note	1.1.2018-31.12.2018	1.1.2017-31.12.2017

REVENUE		803 828,85	898 862,85

Materials and services
Materials, supplies and goods
Purchases during the year		0,00	-568,01
Total materials and services		0,00	-568,01

Personnel costs
Wages and salaries		-535 699,31	-392 328,87
Social security expenses
Pension expenses		-77 564,05	-90 052,92
Other social security expenses		-19 081,78	-28 409,54
Total personnel costs		-632 345,14	-510 791,33

Other operating expenses		-323 137,09	-755 736,43

OPERATING PROFIT (LOSS)		-151 653,38	-368 232,92

FINANCE INCOME AND EXPENSES:

Other interest and financial income from Group companies		2 596 148,52	3 439 183,01
From others		197,68	68 032,05
Impairments		-18 508 293,85	0,00
Interest and other finance costs
To others		-3 863 837,71	-3 764 414,60
Total finance income and expenses		-19 775 785,36	-257 199,54

PROFIT (LOSS) BEFORE APPROPRIATIONS AND TAXES		-19 927 438,74	-625 432,46

PROFIT (+) / LOSS (-) FOR THE FINANCIAL YEAR		-19 927 438,74	-625 432,46

Func Food Group Oyj FAS

		STATEMENT OF FINANCIAL POSITION
EUR	Note	31.12.2018	31.12.2017
ASSETS
NON-CURRENT ASSETS

Investments
Holdings in Group companies	2.	21 115 031,28	39 623 325,13
Receivables from Group companies	2.	26 084 729,16	33 385 949,53
Total investments		47 199 760,44	73 009 274,66

CURRENT ASSETS

Current receivables
Trade and other receivables		157,46	157,46
Receivables from Group companies	3.	1 405 074,10	1 604 798,33
Prepayments and accrued income	4.	129 231,80	402 935,24
Total current receivables		1 534 463,36	2 007 891,03

Cash and cash equivalents		12 896,09	199 688,29

ASSETS		48 747 119,89	75 216 853,98

EQUITY AND LIABILITIES
EQUITY	5.
Share capital		80 000,00	80 000,00
Invested non-restricted equity reserve		30 016 564,00	30 016 564,00
Retained earnings		-3 299 086,82	-2 673 654,36
Profit (loss) for the financial year		-19 927 438,74	-625 432,46
Total equity		6 870 038,44	26 797 477,18

LIABILITIES

Non-current liabilities	6.
Bonds and debentures		0,00	25 126 472,00
Convertible loans		10 736 634,10	7 925 367,15
Other liabilities		577 014,00	577 014,00
Total non-current liabilities		11 313 648,10	33 628 853,15

Current liabilities
Bonds and debentures		29 626 472,00	4 500 000,00
Trade payables		83 918,51	50 976,35
Amounts owed to Group companies	7.	0,00	10 078 285,80
Other current liabilities		21 040,21	6 815,30
Accrued expenses	8.	832 002,63	154 446,20
Total current liabilities		30 563 433,35	14 790 523,65

Total liabilities		41 877 081,45	48 419 376,80

EQUITY AND LIABILITIES		48 747 119,89	75 216 853,98

Func Food Group Oyj FAS

STATEMENT OF CASH FLOWS
	1.1. - 31.12.2018	1.1. - 31.12.2017
Cash flow from business operations
Profit before extraordinary items	-19 927 438,74	-625 432,46
Adjustments:
Interest and other expenses on liabilities	3 863 837,71	3 764 414,60
Interest and other finance income	-2 596 346,20	-3 507 215,06
Other adjustments	18 508 293,85	0,00
Cashflow before changes in working capital	-151 653,38	-368 232,92

Changes in working capital incl. changes in blocked accounts	-30 408,68	7 140 302,10
Cash flow from business operations before interest and taxes	-182 062,06	6 772 069,18

Interest and other expenses on liabilities	-2 022 006,73	-2 973 053,23
Interest and other finance income	2 791 648,35	2 900 783,42
Cash flow from business operations	587 579,56	6 699 799,37

Net cash flow from investing activities
Loans granted	-2 698 779,63	-3 003 949,53
Investments in subsidiary shares	0,00	-3 272,15
Net cash flow from investing activities	-2 698 779,63	-3 007 221,68

Cash flow in financing activities
Non-current loans drawn	1 924 407,87	3 775 592,13
Repayments of non-current loans	0,00	-7 373 520,00
Cash flow in financing activities	1 924 407,87	-3 597 927,87

Change in cash and cash equivalents	-186 792,20	94 649,82
Cash and cash equivalents at 1 Jan	199 688,29	105 038,47
Cash and cash equivalents at 31 Dec	12 896,09	199 688,29

Func Food Group Oyj FAS

NOTES TO THE FINANCIAL STATEMENTS

ACCOUNTING POLICIES APPLIED IN THE PREPARATION OF PARENT COMPANY’S FINANCIAL STATEMENTS

Valuation bases and methods applied in preparing the financial statements and principles and methods of accrual accounting

The consolidated financial statements of Func Food Group Oyj have been prepared in accordance with the going concern principle. Group’s bond is due at 26th June 2019, but Group has been in event of default since 26th March 2019 due to non-payment of bond coupon interest. A standstill period has been agreed with bondholders to enable finalizing of on-going acquisitions negotiations with potential buyer. Ownership of the Group is expected to change as a result of the negotiations without remarkable effect on business operations. Both bondholders and shareholders are expected to benefit from the deal. However there is a risk that ownership restructuring and/or bond refinancing will not happen with standstill period. In both cases there will be a written procedure process with bondholders, where it is possible that the ownership of Group companies will change as a result of negotiations between shareholders and bondholders. Management estimates that in both cases going concern and financing for operations is valid, biggest change will happen in ownership of the Group. Management also estimates the business operations to continue as normal despite any ownership changes. Management sees that financial statements have been prepared in accordance with the going concern principle. Risks related to going concern have been described in section Assessment of operational risks and uncertainties.

Intangible and tangible assets are recognised at acquisition cost less planned depreciation. Planned depreciation is calculated as straight-line depreciation based on the expected useful life of intangible and tangible assets.

Item	Depreciation period or %
Intangible rights	5–20 years
Machinery and equipment	3–10 years

Measurement principles for inventories

The company does not have inventories.

Measurement of subsidiary shares

Subsidiary shares are measured at acquisition cost.

Measurement of shares is based on the income generated by the subsidiaries for themselves and for other Group companies.

Func Food Group Oyj FAS

NOTES TO THE FINANCIAL STATEMENTS

NOTES ON PERSONNEL AND INCOME STATEMENT

1. Personnel:

Average number of employees by category during the financial year

	2018	2017
Salaried employees	4	3
Total	4	3

NOTES ON STATEMENT OF FINANCIAL POSITION

2. Investments

Shares in Group companies

2018

Name of the company	Domicile	Ownership	Book value
Func Food Finland Oy	Tampere	100% (100%)	425 129,30
Func Food Sweden Ab	Göteborg	100% (100%)	20 686 629,83
Suomen Lisäravinne Oy	Helsinki	(100%)	0,00
Func Food Norge As	Oslo	100% (100%)	3 272,15
Peoples Choice AB	Tukholma	(100%)	0,00
Freddy Store AB	Tukholma	(100%)	0,00

Impairment of EUR 18.5 million was booked to subsidiary shares due to lowered management estimate for future profit expectations.

3. Receivables from Group companies

	2018	2017
Non-current
Loan receivables	26 084 729,16	33 385 949,53

Short-term receivables from Group companies
Current
Accounts receivable	72 177,66	76 402,09
Other receivables	0,00	0,00
Prepayments and accrued income	1 332 896,44	1 528 396,24
Total	1 405 074,10	1 604 798,33

4. Prepayments and accrued income

	2018	2017
Value added tax	9 846,77	0,00
Prepaid expenses	3 695,15	9 588,47
Interest receivables	113 019,88	379 165,67
Other prepaid amounts	2 670,00	14 181,10
Total	129 231,80	402 935,24

5. Equity

	2018	2017
Share capital
Share capital at 1 Jan	80 000,00	80 000,00
Share capital at 31 Dec	80 000,00	80 000,00
Total	80 000,00	80 000,00

Unrestricted equity
Invested non-restricted equity reserve at 1 Jan	30 016 564,00	30 016 564,00
Invested non-restricted equity reserve at 31 Dec	30 016 564,00	30 016 564,00
Retained earnings/loss	-3 299 086,82	-2 673 654,36
Profit/loss for the financial year	-19 927 438,74	-625 432,46
Total	6 790 038,44	26 717 477,18

Total equity	6 870 038,44	26 797 477,18

Distributable profits	6 790 038,44	26 717 477,18

6. Non-current liabilities

	2018	2017
Bonds and debentures	0,00	25 126 472,00
Convertible loans	10 736 634,10	7 925 367,15
Shareholder loans	577 014,00	577 014,00
Total	11 313 648,10	33 628 853,15

7. Amounts owed to Group companies

	2018	2017
Current loans	0,00	10 078 285,80
Total	0,00	10 078 285,80

8. Material accrued expenses

	2018	2017
Personnel cost accruals	120 967,29	107 957,71
Interest payable and other financing debt	711 035,34	46 488,49
Total	832 002,63	154 446,20

9. GUARANTEES AND CONTINGENT LIABILITIES

Debts secured by collateral

	2018	2017
Bonds	29 626 472,00	29 626 472,00
Corporate mortgage	10 000 000,00	10 000 000,00
Total mortgages	10 000 000,00	10 000 000,00

Pledges	21 115 031,28	39 620 052,98

Other liabilities

Leases	2018	2017
Payable during the next financial year	18 304,56	16 343,66
Payable during later financial years	78 454,50	10 383,05

Events after the end of the accounting period

People’s Choice AB has received penalty fee decision from Swedish tax office regarding incorrect 2016 tax form submission. Penalty fee is MEUR 0.4. People’s Choice has made an appeal to amend the penalty fee in to proportional level compared to the error. Decision is expected during Q1 2019 and appeal process will continue if needed. The fee has been fully accrued in tax expenses in Q4 result.

The Group started on December 20, 2018 a written procedure for waiving December 2018 bond coupon. Process was completed successfully on January 23, 2019 and amended terms including waiving the bond coupon retroactively became effective on the same date.

The company has been in event of default after non-payment of bond coupon at 26th March 2019. Standstill agreement has been made with bondholders, which enables to continue acquisitions negoations with potential buyers until agreed date. Date can be extended if needed. If the negotiations are not successful then bondholders will start a written procedure process during which shareholders and bondholders negotiate changes in ownership structure.

Restrictions on the use of company assets, drawing loans and payment of debts during the maturity of issued bond loan

The conditions of the bond issued by the Group in June 2015 set limitations on the use of company funds, drawing new loans, and on the payment of company debts.

Func Food Group Oyj or its subsidiaries cannot pay dividends to the direct or indirect shareholders of the parent company. Also, the parent company cannot buy its own shares or make payments to shareholders through the issuance of share capital or other restricted equity. The Group cannot repay shareholder loans or their accumulated interest. The subsidiary Func Food Sweden Ab cannot repay the loan of EUR 1.5 million that it received in connection with the acquisition of ACMF Holding or its accumulated interest. The Group companies cannot grant loans to parties outside the Group.

Furthermore, the Group may not distribute funds to the direct or indirect shareholders of the parent company or their related parties in any manner similar to those described above, excluding special exceptions listed in the bond’s terms and conditions. These exceptions concern any future listing of the company or a one-off loan granted by a related party to the company. This loan can be repaid insofar as it exceeds any excise duty liabilities of the company confirmed by a court of law for the years 2011-2013.

The parent company and the subsidiaries cannot sell their assets except under certain conditions. Assets can be sold between Group companies and in connection with normal business operations including the sale of outdated assets and factoring of trade receivables.

The parent company and the subsidiaries cannot provide other securities than those provided in connection with the issuance of the bond, unless separately allowed in the bond terms. The parent company and the subsidiaries can draw new loans only to the extent specified in the bond terms.

Func Food Group

SIGNATURES TO THE FINANCIAL STATEMENTS

Helsinki, April 28, 2019

Mika Uotila	Andreas Celik
Chairman of the Board of Directors

Antti Keränen	Esko Lantto

Antti Pirinen	Robin Lybeck
CEO

AUDITOR’S STATEMENT

A report on the audit of the financial statements has been submitted today.

Tampere, April 29, 2019

KPMG Oy Ab

Authorised Public Accountants

Lotta Nurminen

APA

Func Food Group

Journal		PDF file
General ledger		PDF file
Accounts payable and receivable		Hardcopy and electronic
Financial statements		Separately bound
Financial statements in detail		PDF file

Record types and method of retaining them

General ledger records	01	Hardcopy
Bank statement transactions	10	Electronic
Sales invoices	20	Electronic, hardcopy
Purchase invoices	30	Electronic and partly as PDF files
Purchase invoice payments	31	Electronic
Travel expense reports	32	Electronic and partly as PDF files
Allocation events	81	Electronic
Accrual entries	85	Electronic
IFRS entries	89	Electronic

KPMG Oy Ab Hämeenkatu 9, 4 krs 33100 Tampere FINLAND	Telephone +358 20 760 3000 www kpmg fi

This document is an English translation of the Finnish auditor’s report. Only the Finnish version of the report is legally binding.

Auditor’s Report

To the Annual General Meeting of Func Food Group Oyj

Report on the Audit of the Financial Statements

Qualified Opinion

We have audited the financial statements of Func Food Group Oyj (business identity code 2592369-6) for the year ended 31 December, 2018. The financial statements comprise the consolidated statement of financial position, statement of comprehensive income, statement of changes in equity, statement of cash flows and notes, including a summary of significant accounting policies, as well as the parent company’s statement of financial position, income statement, statement of cash flows and notes.

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion section of our report

—	the consolidated financial statements give a true and fair view of the group’s financial position, financial performance and cash flows in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU

—	the financial statements give a true and fair view of the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements.

Our opinion is consistent with the additional report submitted to the Board of Directors.

Basis for Qualified Opinion

The consolidated statement of financial position includes a significant amount of goodwill and intangible assets as a consequence of purchase price allocations. Some of these intangible assets have been estimated to have an indefinite useful life. The management has prepared related impairment tests and consolidated financial statements include an impairment of 7.7 million euros based on the calculations. Significant proportion of the parent company’s statement of financial position is formed by holdings in group companies and receivables from group companies. In the parent company’s financial statements an impairment of 18.5 million euros has been recognised from the holdings in group companies based on the aforementioned impairment tests.

One central assumption in the impairment tests is expanding the business operations in new geographical markets. This would require additional funding and acquiring such funding contains material uncertainty. The management forecasts contain a significant improvement in the profitability of operations compared to the group’s current profitability level. We have assessed the historical accuracy of forecasts prepared by management by comparing the actual results for the year with the original forecasts and actual cash flows for financial year 2018 were much lower than the objectives included in the forecasts. In addition, according to our understanding the uncertainty relating to the forecasts has not been taken sufficiently into account when determining the discount factor used in the calculations.

As described in the notes to the financial statements, the company’s bond is due on 26 June 2019. Acquisition negotiations are in process with a potential buyer. There is a risk that ownership restructuring and/or bond refinancing will not happen. In that case the growth in the management estimates would not necessarily be reached.

According to our understanding it is likely that the impairments recognised are not sufficient. However, due to the conditions described above, we are not able to estimate accurate financial impact on the goodwill, intangible assets, holdings in group companies and receivables from group companies in this situation.

Func Food Group Oyj Auditor’s Report 1 January – 31 December 2018

We conducted our audit in accordance with good auditing practice in Finland. Our responsibilities under good auditing practice are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We are independent of the parent company and of the group companies in accordance with the ethical requirements that are applicable in Finland and are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In our best knowledge and understanding, the non-audit services that we have provided to the parent company and group companies are in compliance with laws and regulations applicable in Finland regarding these services, and we have not provided any prohibited non-audit services referred to in Article 5(1) of regulation (EU) 537/2014. The non-audit services that we have provided have been disclosed in note 8 to the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

Material Uncertainty related to Going Concern Basis

We would like to draw attention to the Accounting policies applied in the preparation of consolidated financial statements as well as notes 24 Financial liabilities and other non-current liabilities, 28 Liquidity risk and 38 Events after the end of the reporting period. The company’s bond is due on 26 June 2019. The financial performance of the Group has been loss-making. The company has not been able to pay the bond interests in accordance with the bond terms which has constituted a so-called event of default situation since 26 March 2019. Acquisition negotiations are in process with a potential buyer. There is a risk that the ownership restructuring and/or bond refinancing will not happen. In both cases there will be a written procedure process with the bondholders, where it is possible that the ownership of Group companies will change as a result of negotiations between shareholders and bondholders. This could affect going concern. The Group also has considerable amount of overdue accounts payable and due to tight liquidity payment plans have been and will be negotiated with suppliers in order to maintain the liquidity of the company.

The aforementioned conditions show such material uncertainty, which may cast significant doubt upon the company’s ability to continue as a going concern.

Our opinion has not been qualified by this matter.

Materiality

The scope of our audit was influenced by our application of materiality. The materiality is determined based on our professional judgement and is used to determine the nature, timing and extent of our audit procedures and to evaluate the effect of identified misstatements on the financial statements as a whole. The level of materiality we set is based on our assessment of the magnitude of misstatements that, individually or in aggregate, could reasonably be expected to have influence on the economic decisions of the users of the financial statements. We have also taken into account misstatements and/or possible misstatements that in our opinion are material for qualitative reasons for the users of the financial statements.

Key Audit Matters

We have concluded that in addition to the matters described in sections Basis for Qualified Opinion and Material Uncertainty related to Going Concern Basis there are no such other key audit matters which should be included in our auditor’s report. We have addressed the risk of management override of internal controls. This includes consideration of whether there was evidence of management bias that represented a risk of material misstatement due to fraud.

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Func Food Group Oyj Auditor’s Report 1 January – 31 December 2018

Responsibilities of the Board of Directors and the Managing Director for the Financial Statements

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and of financial statements that give a true and fair view in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements. The Board of Directors and the Managing Director are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the Board of Directors and the Managing Director are responsible for assessing the parent company’s and the group’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial statements are prepared using the going concern basis of accounting unless there is an intention to liquidate the parent company or the group or cease operations, or there is no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with good auditing practice will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with good auditing practice, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

—	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

—	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the parent company’s or the group’s internal control.

—	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

—	Conclude on the appropriateness of the Board of Directors’ and the Managing Director’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent company’s or the group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the parent company or the group to cease to continue as a going concern.

—	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view.

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Func Food Group Oyj Auditor’s Report 1 January – 31 December 2018

—	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Other Reporting Requirements

Information on our audit engagement

We were first appointed as auditors by the Annual General Meeting on 13 June 2017, and our appointment represents a total period of uninterrupted engagement of two years.

Other Information

The Board of Directors and the Managing Director are responsible for the other information. The other information comprises the report of the Board of Directors. Our opinion on the financial statements does not cover the other information.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. With respect to the report of the Board of Directors, our responsibility also includes considering whether the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

In our opinion,

—	the information in the report of the Board of Directors is consistent with the information in the financial statements and

—	except for the possible effects of the matter described in the Basis for Qualified Opinion section of our report the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. As described in the Basis for Qualified Opinion section of our report, according to our understanding the impairments recognised in the consolidated and parent company’s financial statements based on the impairment tests are not likely to be sufficient. Thus we are not able to assess the impact of the described matters to the figures and other information in the report of the Board of Directors.

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Func Food Group Oyj Auditor’s Report 1 January – 31 December 2018

Remark

As a remark we state that regarding the matters described in the Basis for Qualified Opinion section of our report, the financial statements and the report of the Board of Directors have not been prepared in accordance with the applicable laws and regulations.

Tampere 29 April, 2019

KPMG OY AB

LOTTA NURMINEN

Authorised Public Accountant, KHT

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